Exhibit 10.1

EXECUTION COPY

PURCHASE AGREEMENT

DATED AS OF FEBRUARY 14, 2008

BY AND BETWEEN

CREDENCE SYSTEMS CORPORATION

AND

DCG SYSTEMS, INC.

i

TABLE OF EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Copyright Assignment
Exhibit D	Designated Employees
Exhibit E	Form of Noncompetition Agreement
Exhibit F	Form of Patent Assignment
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Trademark Assignment
Exhibit I	Purchase Price Allocation

TABLE OF SCHEDULES

Schedule A	Ordered Inventory
Schedule 2.1(a)	Equipment
Schedule 2.1(c)	Assigned IP
Schedule 2.1(d)	Inventory
Schedule 2.1(e)	Design Tools
Schedule 2.1(g)	Assumed Contracts
Schedule 2.3	Assumed Liabilities
Schedule 2.4(j)	Excluded Liabilities
Credence Disclosure Schedule

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of February 14, 2008 (this “Agreement”), is by and between DCG Systems, Inc., a Delaware corporation (“Newco”), and Credence Systems Corporation, a Delaware Corporation (“Credence”).  All capitalized terms have the meanings ascribed to such terms in Article 1 or as otherwise defined herein.

R E C I T A L S

WHEREAS, Credence desires to sell to Newco, and Newco desires to purchase from Credence certain assets pertaining to the Business (as defined below);

WHEREAS, Newco and Credence shall enter into certain other Transaction Documents (as defined below) at Closing (as defined below); and

WHEREAS, Credence and Newco desire to make certain representations, warranties, covenants and agreements in connection with the transaction contemplated by this Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                      Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under direct or indirect common control with such other person.

“Applicable Law” means, with respect to any person, any federal, state, local or foreign statute, law, ordinance, rule, common law, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity applicable to such person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement to be dated as of the Closing Date and entered into by Newco and Credence, in substantially the form attached hereto as Exhibit A.

“Bill of Sale” means that certain Bill of Sale to be dated as of the Closing Date and executed by Credence in favor of Newco, in substantially the form attached hereto as Exhibit B.

“Books and Records” means with respect to any person, all files, documents, instruments, papers, books and records, whether in written or electronic form, relating to such person’s development efforts, operations, affairs, financial condition, results of operations, prospects, assets or Liabilities, including financial statements, Tax Returns, work papers and letters from accountants and auditors, budgets, pricing guidelines, ledgers, journals, deeds, title policies, customer and marketing materials and information, product data sheets, performance benchmark reports, customer account histories and profiles, sales training and presentation materials, customer support materials, support bulletins, vendor lists, contracts, licenses, customer lists, permits, computer files and programs, retrieval programs, operating data and plans, projections, forecasts and environmental studies and plans.

“Business” means the diagnostics and characterization business of Credence and its Subsidiaries as currently conducted consistent with past practices and as proposed to be conducted, including their design debug, electrical failure analysis solutions, diagnostics, characterization, circuit edit, and metrology solutions, and other aspects of such business under research or development and including the business of the former Optonics, NPTest probe and Hypervision divisions of Credence and its Subsidiaries, and the business of Hypervision.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Credence is a party or is otherwise bound.

“Copyright Assignments” means those certain assignments to be dated as of the Closing Date and executed by Credence in favor of Newco, each in substantially the form attached hereto as Exhibit C.

“Designated Employees” means the employees of the Business identified on Exhibit D attached hereto.

“Environmental Liabilities” means all Liabilities of Credence (whether such Liabilities are owed to Governmental Entities, third persons or otherwise) relating to violations, acts or conditions as follows: (a) attributable to any failure of Credence to comply with any Environmental Law, (b) attributable to environmental contamination by Credence or any other person on any property on which Credence operates or operated or conducts or conducted business or (c) arising out of contamination by materials disposed of at any location by or for Credence.

“Equipment” means all machinery, equipment, communications equipment, computer equipment, demonstration equipment, laboratory equipment, engineering equipment, manufacturing equipment, office equipment and supplies, office furniture, vehicles, spare and replacement parts, fuel and other tangible personal property (and interests in any of the foregoing) used or useful in the Business.

“Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Entity.

“Hypervision” means Hypervision Incorporated, a California corporation and wholly-owned subsidiary of Credence formerly known as Hemingway Acquisition Corp.

“Hypervision Companies” means Hypervision and Hypervision Taiwan, either of them being a “Hypervision Company”.

“Hypervision Taiwan” means Hypervision, Inc. - Taiwan Branch, a branch office of Hypervision.

“include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

“Indemnifiable Claim” means any Loss for which an Indemnified Party is entitled to indemnification under this Agreement.

“IRS” means the Internal Revenue Service.

“knowledge” or “known” means, with respect to any matter in question, the actual collective knowledge of such matter of any executive officers and employees of Credence and its Subsidiaries (other than Israel Niv) between January 1, 2007 and the Closing Date, in the case of Credence, and the members of the Board of Directors and the executive officers of Newco on or prior to the Closing Date, in the case of Newco.

“Liability” means, with respect to any person, any liability or obligation of such person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such person.

“Lien” means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse or prior claim, levy, charge, easement, rights of way, covenants, restrictions, rights of first refusal, encroachments, options or encumbrances of any kind, or any defects in title, conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

“Material Adverse Effect on Credence” means any circumstance, change in, or effect on (or circumstance, change in or effect involving a prospective change on) Credence or any of its Subsidiaries that is reasonably likely to be materially adverse to (a) the operations, assets or Liabilities, earnings, prospects, or results of operations or the condition (financial or otherwise) of the Business, the Purchased Assets or the Assumed Liabilities or either of the

Hypervision Companies, or (b) Credence’s ability to consummate the transactions contemplated by this Agreement or by any of the other Transaction Documents to which it is a party.

“Noncompetition Agreement” means that certain Noncompetition Agreement to be dated as of the Closing Date and entered into by Newco and Credence, in substantially the form attached hereto as Exhibit E.

“Patent Assignments” means those certain assignments of the patents set forth on Schedule 2.1(c) to be dated as of the Closing Date and executed by Credence in favor of Newco, each in substantially the form attached hereto as Exhibit F.

“person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means (i) any Liability for Taxes attributable to or imposed upon Hypervision or any Subsidiary of Hypervision, for any Pre-Closing Tax Period, and (ii) any liability or obligation of Hypervision or any Subsidiary of Hypervision for Taxes of any person imposed on Hypervision or any Subsidiary of Hypervision pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision under any local, state or foreign law), as a successor, by contract or otherwise.  For purposes of Section 8.1, the Taxes related to the portion of a Straddle Period ending on the Closing Date shall (A) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.

“Products” means all products and services produced for or by, or provided in connection with, the Business at any time, including all diagnostic and characterization systems and components produced or under development in the Business, including the EmiScope, Ruby, GlobalScan, Meridian, TriVision, NEXS, OptiFIB and P3X, and all variants thereof and services related thereto, including those under development.

“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any person, (a) any corporation or limited liability company as to which more than fifty percent (50%) of the outstanding stock or other ownership interests having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such person and/or by one or more of such person’s direct or indirect Subsidiaries and (b) any partnership, joint venture or other similar relationship between such person (or any Subsidiary thereof) and any other person (whether pursuant to a written agreement or otherwise).

“Taxes” means (a) all foreign, federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes; and the term “Tax” means any one of the foregoing Taxes.

“Tax Returns” means all returns, declarations, reports, statements, information statement, forms or other documents filed or required to be filed with respect to any Tax.

“Trademark Assignments” means those certain assignments of the trademarks listed on Schedule 2.1(c) to be dated as of the Closing Date and executed by Credence in favor of Newco, each in substantially the form attached hereto as Exhibit I.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Noncompetition Agreements, the Copyright Assignments, the Patent Assignments, the Trademark Assignments, the Transition Services Agreement and any other document or agreement executed in connection with any of the foregoing, together with any Exhibits and Schedules hereto and thereto, and in each case as modified, amended, supplemented, restated or renewed from time to time.

“Transfer Taxes” means all sales, use, value-added, business, goods and services, transfer, documentary, conveyance, or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the shares of Hypervision, Inc. under this Agreement (including any stamp, duty, or other Tax chargeable in respect of any instrument transferring property, together with any and all penalties, interest, and additions to Tax with respect thereto).

“Transition Services Agreement” means that certain Transition Services Agreement to be dated as of the Closing Date and entered into by Newco and Credence, in substantially the form attached hereto as Exhibit H.

ARTICLE 2

PURCHASE AND SALE

Section 2.1                                      Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Newco shall purchase from Credence, and Credence shall sell, transfer, assign and deliver to Newco, free and clear of all Liens, all of the assets, other than the Excluded Assets (as defined below), owned, leased or licensed by Credence that are used or useful for or in connection with the Business (collectively, the “Purchased Assets”), including, without limitation, all of Credence’s right, title and interest in, to and under:

(a)                                  all of the fixed and other tangible personal property used or useful for or in connection with the Business, including all computing, laboratory and other capital assets used or useful for or in the design and development of the Intellectual Property and the Products, all Equipment used or useful for the Business located at Credence’s facilities at 1299 Orleans Street, Sunnyvale, California and all Equipment described on Schedule 2.1(a);

(b)                                 the Products;

(c)                                  all Intellectual Property (as defined below) used or exercised in connection with, or necessary or useful for or in connection with the Products or the Business (including all rights, claims, credits, causes of action or rights of set-off against third persons relating to the Purchased Assets of Credence or any of its Affiliates, including any past or present rights to infringement claims thereof), including all Intellectual Property listed on Schedule 2.1(c) (collectively, the “Assigned IP”);

(d)                                 all supplies, raw materials, work-in-process, finished goods, manufacturing inventory and other inventories used or useful for or in the Business (“Inventory”), including consigned Products and inventories, evaluation and demonstration units/systems, including Inventory listed on Schedule 2.1(d);

(e)                                  all design, development and testing tools used or useful for or in connection with the Business, including those listed on Schedule 2.1(e);

(f)                                    all information and assets, whether tangible or intangible, relating to technical or engineering know-how of the Business or the Products;

(g)                                 subject to Section 2.5 hereof, all Contracts listed on Schedule 2.1(g) (the “Assumed Contracts”);

(h)                                 all Credence Permits (as defined below) that are legally capable of being transferred and are necessary, or required by Applicable Law, for Newco to own, lease and/or operate or use the Purchased Assets or the Business, as applicable, as previously or currently operated or conducted, including the Credence Permits listed in Section 3.7 of the Credence Disclosure Schedule;

(i)                                     the originals or true copies of all Books and Records relating to the Business or the Purchased Assets, including customer records and information, but excluding those Books and Records described in Section 2.2(c) hereof provided copies of such Books and Records are provided to Newco in accordance with Section 2.2(c) and Section 5.14;

(j)                                     all rights of Credence under express or implied warranties from third parties who supplied Credence with any of the Purchased Assets, including those set forth in Section 3.12(b) of the Credence Disclosure Schedule;

(k)                                  all other intangible assets pertaining to the Business and the Purchased Assets, including any claims against third parties of Credence or any of its Subsidiaries relating to the Business, the Products, or infringement or misappropriation (in either case whether past, present or future) of any Intellectual Property constituting any part of the Purchased Assets;

(l)                                     all proceeds payable to Credence from the sale of that certain P3X system to Toshiba through Credence’s Japan distributor, whether such sale occurs and such proceeds are received prior to or after the Closing (in the event such proceeds have not been received by Credence prior to the Closing, Credence shall use its best efforts to collect such proceeds on behalf of Newco (and shall, upon collection, shall promptly pay such proceeds to Newco), and all rights to such proceeds, including claims against Toshiba, the distributor or any other third party responsible for payment thereof (including any claims against any letter of credit or other guarantee with respect to such sale) shall be assigned to Newco at the Closing and shall constitute Purchased Assets hereunder);

(m)                               cash in an amount equal to $4,000,000, the use of which by Newco is subject to the restrictions set forth in Section 2.10(b); and

(n)                                 all of the issued and outstanding capital stock of Hypervision.  The parties acknowledge that none of the assets or liabilities resident in Hypervision or Hypervision Taiwan are being conveyed to Newco through an asset purchase transaction, assignment, or otherwise.

Further, the parties acknowledge that Credence has current outstanding purchase orders for Inventory relating to the Business as set forth on Schedule A hereto (“Ordered Inventory”).  Credence shall purchase and obtain for Newco up to $1,000,000 of Ordered Inventory (valued at the price paid by Credence) identified on Schedule A as to be delivered to Newco, at no additional cost to or payment by Newco; and Credence shall timely pay the amounts due or that become due with respect to such Ordered Inventory.  Except for purchase orders for Ordered Inventory identified on Schedule A as to be cancelled by Credence, Credence shall honor and pay for its purchase orders for all Ordered Inventory.  Credence shall promptly transfer and deliver to Newco all Ordered Inventory delivered to Credence and that Newco elected to receive hereunder.  At such time as any such Ordered Inventory is delivered to Newco, Credence shall execute such transfer documents in connection therewith as Newco shall reasonably request.  The parties hereto agree that all Ordered Inventory delivered to Newco after the Closing constitute Purchased Assets hereunder and no additional Purchase Price or other consideration shall be paid by Newco with respect thereto.

The parties hereto also agree that Credence shall order and pay for a “column” from A&D Company Limited (the “Column”) pursuant to the Development Agreement entered into between Credence and A&D Company Limited, and that the Column shall constitute a Purchased Asset hereunder.  If the Column cannot be delivered to Newco at the Closing, Credence shall ship it to Newco promptly after (and in any event within 5 Business Days after) receipt from A&D Company Limited.  Credence shall be solely responsible for payment to A&D Company Limited for the Column and shall pay in a timely manner any invoice for the Column from A&D Company Limited.  If the Column is not transferred and delivered to Newco at the Closing, Credence shall execute such transfer documents in connection with the transfer of the Column to Newco as Newco shall reasonably request.

Section 2.2                                      Excluded Assets.  Notwithstanding Section 2.1 hereof, Newco and Credence expressly agree that the following assets and properties of Credence (the “Excluded Assets”) shall not constitute Purchased Assets and Credence shall retain all right, title and interest therein and thereto (subject to Section 2.5):

(a)                                  all Contracts that are not Assumed Contracts or not otherwise assigned to or assumed by Newco pursuant to Section 2.5;

(b)                                 all accounts receivable of Credence related to the Products as of the Closing, except with respect to the system identified in Section 2.1(l);

(c)                                  the minute books, stock ledgers and other stockholder records relating exclusively to the Excluded Assets or Excluded Liabilities, accounting records, Tax Returns, financial statements and work papers and letters from accountants and auditors of Credence, provided that Newco shall have access to and be provided with copies of all accounting records and Tax Returns, financial statements and work papers and letters from accountants and auditors relating to the Business or Purchased Assets as Newco shall reasonably request from time to time;

(d)                                 all leasehold or other ownership interests in real property and any improvements thereon;

(e)                                  all amounts owing to Credence from any of its employees (including any Designated Employees) related to their employment with Credence, including obligations to return commission advances with respect to which the sale has subsequently been cancelled;

(f)                                    except for the equity of Hypervision, any equity or other ownership interests in, securities of or investments in any person, including the Subsidiaries of Credence;

(g)                                 all Compensation and Benefit Plans (as defined below);

(h)                                 any refund for Taxes attributable to any Pre-Closing Tax Period;

(i)                                     all Insurance Policies (as defined below) in effect as of the date of this Agreement insuring the Purchased Assets and the Business;

(j)                                     any Intellectual Property relating to Credence’s automatic test equipment business; and

(k)                                  the Canon color copier located at 1299 Orleans Street, Sunnyvale, CA.

Section 2.3                                      Assumption of Liabilities.  Subject to Section 2.5 hereof, upon the terms and subject to the conditions of this Agreement, effective at the Closing, Newco shall assume only (a) the Liabilities under the Assumed Contracts first arising out of such Assumed Contracts after the Closing Date, (b) warranty obligations arising out of the sales orders identified on Schedule 2.3, (c) service, parts, and maintenance obligations arising out of the service contracts set forth on Schedule 2.3, (d) paid time off (“PTO”) obligations of Credence with respect to the Designated Employees as of the Closing Date of no more than $600,000 (the “Assumed PTO”) as set forth on Schedule 2.3, (e) without duplication, Liabilities arising out of Newco’s ownership of the Purchased Assets, but only to the extent such Liabilities arise out of facts, events or circumstances occurring after the Closing Date, (f) commission amounts for which Credence becomes obligated to pay to distributors, employees, or contractors arising out of sales of Products for which Newco receives the corresponding revenue, (g) any and all immigration-related liabilities and obligations under H-1B, L-1, TN and F-1 visas held by, or under U.S. permanent residence (green card) processes of, any Designated Employees that become employed by Newco as set forth on Schedule 2.3, and (h) the liabilities expressly disclosed on Schedule 2.3 (collectively, the “Assumed Liabilities”).  Without limiting the rights of Newco with respect to Article 8, each of Hypervision and Hypervision Taiwan shall retain its respective Liabilities, if any.  Subject to the provisos above, Credence and Newco expressly agree that all other Liabilities shall be Excluded Liabilities. For the purposes of this Agreement, unless such Liability or obligation is expressly addressed in another manner under this Agreement (e.g. by constituting an Excluded Liability), an obligation to make a payment under an Assumed Contract shall be deemed to first arise under such Assumed Contract after the Closing Date only to the extent such payment obligation is due after the Closing Date and pertains to services rendered to, property purchased by or rights enjoyed by Newco after the Closing Date and do not include any accounts payable of Credence or its Subsidiaries or any Liabilities arising under such Assumed Contracts prior to or on the Closing Date.  For example, a license fee payable quarterly under an Assumed Contract shall be pro rated over the applicable quarter such that Credence shall be responsible for the portion of the license fee pertaining to the portion of the quarter prior to the Closing Date and Newco shall be responsible for the portion of the license fee pertaining to the portion of the quarter after the Closing Date.  As another example, the payment obligations of Credence or any of its Affiliates for inventory transferred to Newco pursuant to this Agreement but for which Credence has not yet remitted payment shall be Excluded Liabilities.  For purposes of further clarity, Newco shall not assume (nor be deemed to assume) any obligations relating to, arising out of or resulting from the Assumed Contracts relating to, arising out of or resulting from any acts, facts, circumstances or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, each on or before the Closing Date (which Liabilities shall remain the obligations of Credence and shall constitute Excluded Liabilities).

Section 2.4                                      Excluded Liabilities.  Notwithstanding any other provision of this Agreement to the contrary, other than the Assumed Liabilities set forth in Section 2.3, Newco shall not assume and shall not be liable for, and Credence shall retain and remain solely liable for and obligated to discharge and indemnify and hold Newco harmless for, all of the debts, expenses, Contracts, commitments, obligations and other Liabilities of any nature whatsoever of Credence, any of its Affiliates, the Business or the Purchased Assets (the “Excluded Liabilities”), whether known or unknown, accrued or not accrued, fixed or contingent, including the following:

(a)                                  all Liabilities under Contracts, other than those first arising under the Assumed Contracts after the Closing Date;

(b)                                 any Liability for Taxes attributable to or imposed upon Credence or any Affiliate of Credence, or attributable to or imposed upon the Business or the Purchased Assets for any Pre-Closing Tax Period and any liability or obligation of Credence or any Affiliate of Credence for Taxes of any person imposed on Credence or any Affiliate of Credence pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision under any local, state or foreign law), as a successor, by contract or otherwise;

(c)                                  any Liability for accounts or trade payables of Credence, any Liability of any Affiliate of Credence, and any Liability of Credence for broker or investment banking fees or any other expenses of outside advisors incurred in connection with the transactions contemplated by this Agreement;

(d)                                 any Liability of Credence or any Affiliate of Credence attributable to any Compensation and Benefit Plan maintained by Credence or any Affiliate of Credence or related to any Designated Employee (except the PTO expressly assumed hereby), including any earned or due commissions, salaries, bonuses or other employment related payments related to such Designated Employee’s employment by Credence or any of its Subsidiaries, and all amounts due to any other employees, consultants or other service providers engaged by Credence or any of its Subsidiaries related to the Business or otherwise arising from or related to such engagement;

(e)                                  all Environmental Liabilities, regardless of whether such Environmental Liabilities shall arise or become known before, on or after the Closing Date;

(f)                                    any claim or Liability arising from the breach or infringement or alleged breach or alleged infringement of third party intellectual property rights as a result of the conduct of the Business by Credence or any of its Affiliates or the use of the Intellectual Property of Credence or any of its Affiliates by Credence or any of its Affiliates;

(g)                                 all Liabilities related to any litigation involving the Purchased Assets arising out of or related to the conduct of the Business or use of any Purchased Assets by Credence or its Affiliates on or prior to the Closing Date;

(h)                                 all Liabilities set forth on the Credence Disclosure Schedule unless expressly set forth in Section 2.3;

(i)                                     all Liabilities, other than the Assumed Liabilities, relating to the Purchased Assets or the Designated Employees arising out of the operation or ownership of the

Business or the employment of the Designated Employees, in each case, prior to or as of the Closing Date regardless of when such Liabilities become known, and all Liabilities, other than the Assumed Liabilities, relating to the employment or the termination of employment of any employees of Credence or any of its Subsidiaries;

(j)                                     all Liabilities set forth on Schedule 2.4(j);

(k)                                  all Liabilities relating to the Excluded Assets; and

(l)                                     any Liability of Credence or any Affiliate of Credence incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby, except as provided in Section 5.10(d) hereof.

Section 2.5                                      Assignment of Contracts and Rights.  Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, this Agreement shall not constitute an assignment of any Assumed Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights that are sought to be assigned or transferred to Newco pursuant to this Agreement.  Credence shall use its best efforts to obtain the consent of the appropriate persons for the assignment thereof to Newco as Newco may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Newco thereunder if there was an assignment, so that Newco would not receive all of the rights that should be transferred or assigned to Newco based on this Agreement, then Credence and Newco shall cooperate in a mutually agreeable arrangement until such Assumed Contract has expired or the consent of the other party or parties thereto to the assignment of such Assumed Contract to Newco has been obtained under which Newco would obtain the benefits and assume the obligations thereunder in accordance with this Agreement (including subcontracting, sublicensing or subleasing arrangements under which Credence would enforce for the benefit of Newco, with Newco assuming Credence’s obligations, any and all rights of Credence against a third person thereto).  Credence shall promptly pay to Newco, when received, all monies received by Credence in respect of any such Assumed Contract or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

Section 2.6                                      Purchase Price.

(a)                                  Subject to the provisions set forth below and the terms and conditions of this Agreement, Newco shall pay to Credence to acquire the Purchased Assets and Assumed Liabilities an aggregate amount in cash (the “Purchase Price”) as follows:

(i)                                     $2,500,000 to be paid on the one year anniversary of the Closing, subject to adjustment pursuant to Section 2.6(b);

(ii)                                  $2,500,000 to be paid on the two year anniversary of the Closing;

(iii)                               if the Service Liability Cost (as defined below) is less than $4,000,000, an amount equal to $4,000,000 minus the Service Liability Cost, to be paid on the

45th day after the three year anniversary of the Closing Date (unless objected to as described below); and

(iv)                              up to $5,000,000 to be paid as set forth below (the “Earn-out Consideration”).

The aggregate Purchase Price payable by Newco hereunder shall in no event exceed $10,000,000 except to the extent that Newco becomes obligated for a payment to Credence pursuant to clause (iii) of this Section 2.6(a).

“Service Liability Cost” means an amount equal to the actual costs incurred by Newco on or prior to the three year anniversary of the Closing Date to satisfy the warranty obligations and the service contract obligations that constitute Assumed Liabilities under Section 2.3.  The Service Liability Cost shall be determined by Newco and its outside independent auditors, provided that Credence shall have the same rights to inspect records and object to such calculation as are set forth in Section 2.6(d) with respect to calculations of Newco Revenues.  In the event that the Service Liability Cost exceeds $4,000,000, Credence shall pay Newco an amount equal to the Service Liability Cost less $4,000,000, to be paid on the 45th day after the three year anniversary of the Closing Date (unless objected to), provided that Credence shall not be obligated to pay more than $300,000 pursuant to this sentence.  If Credence objects to Newco’s calculation of the Service Liability Cost, any amount due to Credence or to Newco, shall be paid after resolution of such objection in accordance with the provisions of Section 2.6(d).

(b)                                 Newco’s obligation to pay the $2,500,000 on the first anniversary of the Closing shall be reduced by the PTO Adjustment.  The PTO Adjustment shall be equal to the aggregate amount of paid time off (“PTO”) paid by Newco to Newco employees hired from Credence effective at the Closing in connection with Newco’s involuntary termination of such employee within the first six months following the Closing, to the extent such PTO was earned by such employee prior to the Closing.  The maximum amount of any PTO Adjustment shall be $250,000.

(c)                                  The Earn-out Consideration shall be calculated and paid as follows (without duplication):

(i)                                     Subject to the Earn-out Limitations (as defined below) and unless contested by Credence as set forth below, within 60 days following the third anniversary of the Closing, Newco shall pay to Credence an amount equal to $2,000,000 plus the product of (i) the difference between the aggregate Revenues (as defined below) from the Acquired Products (as defined below) for the three-year period following the Closing (the “Earn-out Period”) and $120,000,000, multiplied by (ii) 0.1.

(ii)                                  “Revenues” means the aggregate revenues of Newco under generally accepted accounting principles derived from the Products and any extensions to the Products or additions thereto as a result of Newco research and product development (collectively, the “Acquired Products”) (but not including revenues from other product lines that Newco may acquire or products derived from any such other acquired products), and revenues of

Newco under generally accepted accounting principles received in exchange for the license of Acquired IP, subject to adjustments as described in Sections 2.6(g), 2.6(h), and 2.6(i) below.

(iii)                               Notwithstanding the foregoing, no Earn-out Consideration shall be paid to Credence if the Revenues during the Earn-out Period do not exceed $120,000,000, as may be adjusted in the event of a Sale or a Product Line Sale, and the maximum amount of Earn-out Consideration payable to Credence shall be $5,000,000 (collectively, the “Earn-out Limitations”).

(d)                                 Within 45 days following the completion of the Earn-out Period, Newco shall notify Credence of the amount of Newco’s Revenues during the Earn-out Period.  Newco’s Revenues shall be determined by Newco and its outside independent auditors.  For 15 days following receipt of such notice, Credence and its auditors shall be entitled to reasonable access to Newco’s Books and Records solely to evaluate the amount of such Revenues contained in such notice.  If Credence does not agree with Newco’s calculation of the Revenues, Credence may notify Newco in writing prior to the 60th day following the end of the Earn-out Period of such disagreement (an “Objection Notice”).  In the event Credence timely delivers an Objection Notice to Newco and if the parties cannot agree on the amount of the Revenues during the Earn-out Period by the 75th day following the Earn-out Period, either party may refer the matter to a mutually agreeable independent public accountant to determine the amount of such Revenues, which determination shall be conclusive and binding on the parties.  The parties shall bear the fees and expenses of such accountant equally, with each party paying 50% of such fees and expenses; provided that, Credence shall bear all the fees and expenses of the accountant unless such accountant determines that actual Revenues for the Earn-out Period is at least 5% higher than the amount of such Revenues as calculated by Newco, in which case such fees and expenses shall be paid equally by the parties.  In the event of a dispute as described in this paragraph, Newco shall pay the Earn-out Consideration as finally determined hereunder, within 15 days of such determination.  If no Objection Notice is delivered to Newco prior to the 60th day following the end of the Earn-out Period, Newco shall pay any Earn-out Consideration payable in accordance with Newco’s original determination of Revenues, and Credence shall thereafter have no right to contest or object to such calculation.

(e)                                  Newco’s obligations to pay the Purchase Price, including the Earn-out Consideration, is hereby expressly subordinated in right of payment to any Newco bank or other lender financing (including accounts receivable based credit facilities), including equipment lease or purchase financing; provided that Newco shall remain obligated to pay the Purchase Price in accordance with the terms of this Agreement unless Newco is in default with respect to any such senior debt.

(f)                                    In the event of a Sale (as defined below) of Newco prior to completion of the Earn-out Period, the Purchase Price shall be accelerated and pro rated, and thereafter no further Purchase Price shall be payable to Credence.  A “Sale” means any of the following: (i) the sale, conveyance, or other disposition of all or substantially all of Newco’s property or business or a merger with or into or consolidation with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of Newco); or (ii) any transaction or series of transactions in which then outstanding shares of Newco’s capital stock representing more than 50% of the then voting power of all then outstanding shares of Newco’s capital stock is transferred to an unaffiliated third party; or (iii) the execution of an exclusive irrevocable license of all or substantially all of Newco’s Intellectual Property with any other entity.  For example, if a Sale occurs on the first anniversary of the Closing, then, Credence would be entitled to be paid at such time the sum of (1) $5,000,000, plus (2) if the Adjusted Service Liability Cost (as defined below) is less than $4,000,000, an amount equal to $4,000,000 minus the Adjusted Service Liability Cost, minus (3) if the Adjusted Service Liability Cost is greater than $4,000,000, the lesser of (A) the difference between the Adjusted Service Liability Cost and $4,000,000 and (B) $300,000, plus (4) plus an amount constituting the Earn-out Consideration calculated as follows (without duplication):

(i)                                     Subject to the Earn-out Limitations and unless objected to by Credence (in accordance with the same provisions as set forth above), within 60 days of the date of the closing of the Sale (the “Sale Date”) Newco shall pay the Earn-out Consideration as determined in Section 2.6(g)(ii) to Credence.

(ii)                                  In the event of a Sale, the Earn-out Period shall be the period from the Closing to the Sale Date, and Revenues for purposes of calculating the Earn-out Consideration shall be calculated as follows: (i) Revenues for the adjusted Earn-out Period divided by (ii) the number of days of such adjusted Earn-out Period multiplied by (iii) 1096.

“Adjusted Service Liability Cost” means the actual Service Liability Cost between the Closing Date and the Sale Date, divided by the number of days between the Closing Date and the Sale Date, multiplied by 1096.

(g)                                 In the event that Newco consummates a Product Line Sale (As defined below) on or prior to the one year anniversary of the Closing, Newco shall pay Credence 80% of the amount received by Newco in such transaction solely for such Product Line Sale; if any such transaction occurs after the first anniversary of the Closing but on or before the second anniversary of the Closing, Newco shall pay Credence 50% of the amount received by Newco in such transaction solely for such Product Line Sale; and if any such transaction occurs after the second anniversary of the Closing but prior to the third anniversary of the Closing, Newco shall pay Credence 20% of the amount received by Newco in such transaction solely for such Product Line Sale.  Any such amount paid to Credence in connection with a Product Line Sale shall be credited against the amount of the Purchase Price (including any Earn-out Consideration) that would otherwise become payable to Credence. In no event shall Newco pay to Credence more than $10 million in the aggregate pursuant to this Agreement except to the extent Newco becomes obligated for a payment to Credence pursuant to clause (iii) of Section 2.6(a).  A “Product Line Sale” means the sale, conveyance, or other disposition or series of dispositions of all or substantially all of any of the Probing, Electrical FA, Circuit Edit, or the NEXS eda and cad link software suite product lines, whether by spin-off, asset sale, exclusive irrevocable license of all the Acquired IP related to such product line or otherwise.

(h)                                 In the event of a Product Line Sale occurring prior to the completion of the Earn-out Period, for purposes of calculating Revenues for determination of the Earn-out Consideration, Revenues derived from Acquired Products sold in the Product Line Sale shall be included in the Revenue calculation, and shall be determined as follows: (i) Revenues derived from such Acquired Products over the prior eight fiscal quarters (including, if applicable, quarters occurring prior to the Closing) divided by (ii) 2, multiplied by (iii) 3.

(i)                                     Notwithstanding any other provision in this Agreement, Newco, Credence, or any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirements.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.7                                      Closing.  The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder (the “Closing”) shall take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than two (2) Business Days after satisfaction or waiver of the latest to occur of the conditions set forth in Article 6 hereof at the corporate offices of Credence, 1421 California Circle, Milpitas, CA 95035, unless another time, date or place is agreed to in writing by the parties hereto.  At the Closing:

(a)                                  Credence shall deliver to Newco the Copyright Assignments, the Trademark Assignments, the Patent Assignments and such other endorsements, consents, assignments, instruments of conveyance and transfer documents (including the Bill of Sale and the Assignment and Assumption Agreement) as Newco may reasonably request to vest in Newco all right, title and interest in, to and under the Purchased Assets.  Simultaneously with the consummation of the transactions contemplated hereby, Credence, through its officers, agents and employees, will put Newco into full possession and enjoyment of all Purchased Assets located at Credence’s facilities.  At the Closing, Credence shall commence delivery to Newco of those Purchased Assets identified by Newco to be delivered by remote telecommunications or such other method as Newco in its sole discretion directs.  Credence shall use its best efforts to comply with the delivery protocol established by Newco prior to Closing with respect to such Purchased Assets;

(b)                                 Credence and Newco shall execute and deliver each of the other Transaction Documents and any additional documents and agreements required by Article 6 hereof; and

(c)                                  Credence shall pay the cash portion of the Purchased Assets to Newco.

Section 2.8                                      Insurance Proceeds.  If prior to the Closing any of the Purchased Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be a Purchased Asset.  At the Closing, Credence shall pay or credit to Newco any such insurance proceeds or condemnation awards received by it or any of its Subsidiaries on or prior to the Closing and shall assign to or assert for the benefit of Newco all of its rights against any insurance companies, Governmental Entity and others with respect to such damage, destruction or condemnation.  As and to the extent that there is available insurance under policies maintained by Credence and its Affiliates, predecessors and successors in respect of any Assumed Liability except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, Credence shall cause such insurance to be applied toward the payment of such Assumed Liability.  The provisions of this Section 2.8 shall not affect the right of Newco not to consummate the purchase of the Purchased Assets contemplated by this Agreement if any condition to Newco’s obligation to purchase the Purchased Assets set forth herein has not been satisfied.

Section 2.9                                      Customer Billing and Payments; Customer Orders.  In the event that Credence receives payments after the Closing on invoices issued by Newco relating to Products sold after the Closing, Credence shall promptly notify Newco thereof and remit such amounts to Newco.  In the event that Newco receives payments after the Closing of any accounts receivable of Credence arising prior to the Closing, Newco shall promptly notify Credence thereof and remit such amounts to Credence.  In the event that Credence or any of its Subsidiaries (other than a Hypervision Company) shall receive a purchase order regarding any Products after the Closing, Credence shall inform the third party issuing such purchase order that the Business has been acquired by Newco and shall use its reasonable efforts to refer the third party to Newco.

Section 2.10                                Operation of Newco Business.

(a)                                  Acknowledgement.  Credence and Newco acknowledge and agree that (i) as of and after the Closing, Newco and its Affiliates shall have the power and right to control all aspects of the Business and the business and operations of Newco and its Affiliates, including without limitation, hiring, firing and compensation of employees, the branding, pricing, discounting and terms of sale of products and services (including the Products), decisions regarding whether, how and to what extent to market, advertise or promote products and services (including the Products), the decision whether to discontinue any products or services (including the Products), the decision as to whether to make upgrades or enhancements to products or services (including the Products), the making or not making of capital expenditures, the settlement or not settling of claims and the management of all litigation and disputes with third parties, including suppliers, customers, competitors, employees, consultants and agents; (ii) Newco and its Affiliates shall have the power and the right to determine all aspects of Newco’s and its Affiliates’ existence, including whether Newco and each of its Affiliates shall continue as a standalone entity, be sold to a third party or have its operations discontinued at any time; (iii) Newco and its Affiliates intend to exercise or refrain from exercising such power and right as they may deem appropriate and in the best overall interests of Newco and its Affiliates, taking into account their respective conditions and prospects from time to time (rather than the interests of Credence hereunder); (iv) as of and after the Closing, Newco’s and its Affiliates’ operation of the Business and the business of Newco and its Affiliates may impact the timing of revenue recognition in a manner which could decrease the revenues of Newco for any period and that Newco and its Affiliates may refuse to enter into an arrangement that would increase revenues of Newco for any period, provided however, that during the Earn-out Period Newco and its Affiliates shall (A) at all times operate its business consistently during such period, and (B) operate its business with a good faith obligation to not make decisions based on minimizing the calculation of Revenues, the amount of the Earn-out

Consideration, or the amount of the Purchase Price; (v) Newco and its Affiliates currently have, and may in the future develop or acquire, products or services that compete, either directly or indirectly, with the Products and may make decisions with respect to such Products that adversely affect Newco’s revenues with respect thereto; (vi) any of the above actions may materially reduce the Credence’s ability to receive the Earn-out Consideration; (vii) that and its Affiliates shall also be free to pursue their business operations without recourse to any other party, as each of Newco and its Affiliates deems appropriate in its sole discretion based on a variety of factors, including, without limitation, and by way of illustration only, consideration of marketing, sales, development, modification, improvement, reconfiguration and compliance costs, commercial feasibility, competitive advantages and disadvantages and rights of third parties, as well as prices customers will pay for such opportunities, profitability and the terms and conditions on which such opportunities are to be provided; and (viii) Newco shall operate the Business and its business in good faith and shall not make operating decisions with the specific intention of reducing the Earn-out Consideration.  The parties to this Agreement agree that no provision contained in this Agreement shall prevent or place liability on Newco or any of its Affiliates from, among other actions, modifying, developing or integrating the Products or the products and services of Newco and its Affiliates as circumstances dictate or from terminating any business, products or services, and Newco and its Affiliates shall be able, without limitation or liability, to perform such actions at their sole discretion.

(b)                                 Use of Funds.  The $4,000,000 in cash paid to Newco by Credence in connection with the Closing shall be used exclusively as working capital by Newco.  During the first eighteen (18) months following the Closing, Newco shall not, without first obtaining the prior written consent of Credence, declare or pay any distribution or dividend, or repurchase, redeem, or otherwise acquire for value any of Newco’s ownership interests (other than the repurchase of unvested shares from service providers to Newco at no more than the original issue price of such shares in connection with the termination of service to Newco).  Any breach of this Section 2.10(b) shall result in the payments due under Sections 2.6(a)(i) and 2.6(a)(ii) to become immediately due and payable.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CREDENCE

Credence hereby represents and warrants to Newco, subject to the exceptions set forth in the disclosure schedule delivered on the date hereof (the “Credence Disclosure Schedule”) by Credence to Newco (which exceptions shall specifically identify the Section, Subsection or clause hereof, as applicable, to which such exception relates) that:

Section 3.1                                      Organization and Qualification.  Credence is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on the Business and to own, license or lease the Purchased Assets.  Credence is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Credence.  Section 3.1 of the Credence Disclosure Schedule lists all currently existing Subsidiaries of Credence that have at any time operated or conducted any part of the Business or owned, leased or licensed any of the Purchased Assets (the “Business Subsidiaries”).

Section 3.2                                      Authorization; Enforceability.  Credence has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of Credence, and no other corporate actions, approvals or proceedings on the part of Credence or any of its Subsidiaries are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and when executed at Closing each other Transaction Document to which it is a party will be, duly and validly executed and delivered by Credence and, assuming the due authorization, execution and delivery hereof and, to the extent applicable, thereof, by the other parties hereto or thereto, constitute the valid, legal and binding agreements and obligations of Credence, enforceable against Credence in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 3.3                                      Consents and Approvals; No Violations.  No filing with or notice to and no permit, authorization, consent or approval of any government or any governmental, regulatory or administrative body, agency or authority, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private) (a “Governmental Entity”) or other person is necessary for the execution and delivery by Credence of this Agreement or any of the other Transaction Documents to which it is a party, the transfer of the Purchased Assets and the Assumed Liabilities to Newco, the assumption of the Assumed Contracts by Newco or the consummation of the other transactions contemplated by this Agreement or the other Transaction Documents.  Any items set forth in Section 3.3 of the Credence Disclosure Schedule as exceptions to the foregoing sentence are referred to collectively as the “Required Credence Approvals.”  Neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which it is a party by Credence nor the consummation by Credence of the transactions contemplated hereby or thereby will (a) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) or require the consent of the other party(ies) thereto under any of the terms, conditions or provisions of any Assumed Contract or Credence Permit relating to the Business or by which Credence or any of the Purchased Assets may be bound, or (b) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Credence, any of its properties or assets.

Section 3.4                                      No Default.  Neither Credence nor any of its Subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) any Assumed Contract or (ii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Credence or any of its Subsidiaries or any Purchased Asset or the Business.

Section 3.5                                      No Undisclosed Liabilities; Absence of Changes.

(a)                                  Except as expressly set forth in this Agreement or the other Transaction Documents, since November 1, 2007, Credence and its Subsidiaries have conducted the Business only in, and have not engaged in any transaction other than according to, the ordinary and usual course of the Business consistent with past practices, and there has not been any:

(i)                                     event or change with respect to Credence, the Business or any of the Purchased Assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Credence;

(ii)                                  damage, destruction or other casualty loss with respect to any Purchased Asset or the Business, whether or not covered by insurance;

(iii)                               incurrence, assumption or guarantee by Credence of any indebtedness for borrowed money;

(iv)                              creation or assumption by Credence of any Lien on any Purchased Asset;

(v)                                 loan, advance or capital contribution to, or investment in, any person that competes with the Business made by Credence;

(vi)                              labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Credence or any of its Subsidiaries, including those engaged in the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(vii)                           transaction or commitment made, or any contract or agreement entered into, by Credence relating to the Purchased Assets, the Assumed Liabilities or the Business (including the acquisition (by sale, license or otherwise) or disposition (by sale, license or otherwise) of any Purchased Asset) other than sales of Inventory in the ordinary course of the Business consistent with past practice, or any relinquishment by Credence or any of its Subsidiaries of any Contract or other right relating to the Purchased Assets, the Assumed Liabilities or the Business;

(viii)                        revaluation of any of the Purchased Assets; or

(ix)                                capital expenditure commitments relating to the Purchased Assets or the Business in excess of Ten Thousand Dollars ($10,000) in the aggregate.

Section 3.6                                      Litigation.  There is no suit, claim, action, arbitration, proceeding, investigation or review pending or, to the knowledge of Credence, threatened against Credence or any of its Subsidiaries or relating to any of the Purchased Assets, the Assumed Liabilities or the Business or Credence’s consummation of the transactions contemplated by this Agreement, before any Governmental Entity or brought by any person or brought by Credence or any

Hypervision Company against any person, nor is there any basis for any of the foregoing against Credence or any Hypervision Company.

Section 3.7                                      Compliance with Applicable Law.  Credence holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the ownership of the Purchased Assets and the lawful conduct of the Business (the “Credence Permits”), a list of which is set forth in Section 3.7 of the Credence Disclosure Schedule.  All Credence Permits are valid and in full force and effect and will remain in full force and effect upon consummation of the transactions contemplated by this Agreement, except for those Credence Permits identified in Section 3.7 of the Credence Disclosure Schedule as not transferable to Newco.  Credence has complied and is in compliance with the terms of the Credence Permits in all material respects.  The Business has been and is being conducted in material compliance with all Applicable Laws, including all export control requirements and the Foreign Corrupt Practices Act.  Credence has not received any notice of, and to the knowledge of Credence, there is no intention on the part of, any Governmental Entity to cancel, revoke or modify, or any inquiries, proceedings or investigations, the purpose or possible outcome of which is the cancellation, revocation or modification of, any Credence Permit.

Section 3.8                                      Employment Matters.

(a)                                  Section 3.8(a) of the Credence Disclosure Schedule contains a true and complete list of (1) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) any other written, unwritten, formal or informal plan or agreement involving direct or indirect compensation other than workers’ compensation, unemployment compensation and other government programs, under which Credence has or is reasonably expected to have any present or future Liability (directly or indirectly) with respect to the Business or under which any Hypervision Company has or is reasonably expected to have any present or future Liability (directly or indirectly), or (3) any employment, severance or other similar contract, arrangement or policy (written or oral) entered into, maintained or contributed to by Credence or any if its Subsidiaries, under which any employee or contractor employed by or providing services to Credence or any of its Subsidiaries in connection with the Business or any director of Hypervision or Hypervision Taiwan has any present or future right to benefits.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans.”

(b)                                 Credence has delivered the following documents to the Buyer with respect to each applicable Benefit Plan:  (1) correct and complete copies of all documents embodying such Benefit Plan, including (without limitation) all amendments not set forth in the plan document, (2) a written description of any Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the most current Internal Revenue Service (“IRS”) determination or opinion letters, and (5) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any.

(c)                                  Neither Credence nor any of its Subsidiaries maintains, participates in or contributes to, nor has ever maintained, participated in or contributed to, any “multiemployer plan” as defined in Section 3(37) of ERISA, a plan described in Section 413 of the Code or any plan subject to Title IV of ERISA or Section 302 of ERISA.  Neither Credence nor any of its Subsidiaries has any outstanding or contingent obligations or liabilities with respect to a multiemployer plan, a plan described in Section 413 of the Code or any plan subject to Title IV of ERISA or Section 302 of ERISA.

(d)                                 Neither Credence nor any of its Subsidiaries (other than the Hypervision Companies) is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.  Neither Credence nor any of its Subsidiaries (other than Hypervision, Inc. and its Subsidiary) has incurred any material liability in connection with any COBRA non-compliance or in connection with any non-exempt PT (within the meaning of the Code and ERISA) with respect to the applicable Benefit Plans.  Neither of the Hypervision Companies is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.  Neither of the Hypervision Companies has incurred any liability in connection with any COBRA non-compliance or in connection with any non-exempt PT (within the meaning of the Code and ERISA) with respect to the applicable Benefit Plans.

(e)                                  There is no contract, plan or arrangement covering any employee or former employee of Credence or any of its Subsidiaries principally relating to the Business or any employee or former employee of either Hypervision Company that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by Credence or such Subsidiary, or by Newco, by reason of Section 280G of the Code.  For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

(f)                                    No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or to the knowledge of Credence, threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan).  There are no audits, inquiries or proceedings pending or, to the knowledge of Credence, threatened by the IRS, DOL, or other governmental entity with respect to any Benefit Plan.

(g)                                 Section 3.8(g) of the Credence Disclosure Schedule contains a list of the name of each employee and consultant providing services to the Business and, for each such employee or consultant, identifies the following information:  (i) job title or function; (ii) job location; (iii) date of hire; (iv) amount of current base salary; (v) any incentive, bonus, or commissions arrangement; (vi) total compensation received in 2006 and 2007; (vii) any other special compensation or perquisites (e.g. automobile allowance); (viii) status as exempt or non-exempt from applicable overtime Laws; (ix) vacation and paid time off accrual rate (per month or per year); (x) amount of accrued but unused vacation and paid time off; (xi) amount of any severance pay or benefits due pursuant to any oral or written employment agreement following a termination without cause or a resignation for good reason; and (xii) whether such person is on a leave of absence and, if so, the type of leave of absence and the expected date of return from such leave of absence.  As of the date hereof, no such person has terminated or has advised Credence or any of its Subsidiaries of his or her intention to terminate such person’s relationship or status as an employee or consultant of Credence or any of its Subsidiaries for any reason, including because of the consummation of the transactions contemplated by this Agreement and

Credence has no plans or intentions as of the date hereof to terminate any such employee or consultant, except with respect to employees who are not Designated Employees.

(h)                                 Neither Credence nor either Hypervision Company is a party to any collective bargaining agreement with respect to the Designated Employees, there are no labor unions or other organizations representing any Designated Employee, and to the knowledge of Credence, no labor union or other organization has filed a petition with the National Labor Relations Board or any other Governmental Entity within the three years prior to the date of this Agreement seeking certification as the collective bargaining representative of any Designated Employee.  To the knowledge of Credence, no labor union or organization is engaged in or threatening to engage in any organizing activity with respect to any Designated Employee.  During the three years prior to the date of this Agreement, there has not been, and there is not pending or, to the knowledge of Credence, threatened, any (i) strike, lockout, slowdown, picketing, or work stoppage with respect to any current or former employee of the Business, or (ii) unfair labor practice charge, grievance or complaint filed or pending against Credence by any Designated Employee.

(i)                                     Credence and each of its Subsidiaries is in compliance with all Applicable Laws respecting employment, employment practices, discrimination, harassment, retaliation, disability rights and benefits, immigration, terms and conditions of employment, classification of employees as exempt from Applicable Laws regarding overtime compensation and minimum wages, classification of independent contractors, occupational safety and health, privacy, and wages and hours, in each case, with respect to its employees or consultants who perform services for the Business.  Credence has completed and maintains in its files Form I-9s with respect to each of the Designated Employees.  Since January 1, 2005, Credence has not received any notice from any Governmental Entity that any Designated Employee has a name or social security number that does not match the name or social security number maintained by any Governmental Entity.

(j)                                     Credence and each of its Subsidiaries has withheld and reported to the applicable Governmental Entities all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

(k)                                  There are no claims pending, or to the knowledge of Credence, threatened before any Governmental Entity against Credence or either Hypervision Company, by any Designated Employee asserting any violation of breach of contract or violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any other Applicable Law regarding labor or employment.

(l)                                     There are no pending or, to the knowledge of Credence, threatened claims or actions against Credence or either Hypervision Company under any worker’s compensation policy or long-term disability policy (or comparable policies in the case of foreign Subsidiaries).

(m)                               Credence is not a party to any contract, agreement or arrangement with any Designated Employee that (i) restricts the right of Credence or either Hypervision

Company from terminating such employee’s employment without cause or without a specified notice period, (ii) obligates Credence or either Hypervision Company to pay severance to any such employee upon termination of such employee’s employment with Credence or either Hypervision Company, or (iii) obligates Credence or either Hypervision Company to provide any payment or benefits upon a change in control of Credence or either Hypervision Company.  To the knowledge of Credence, none of the Designated Employees is a party to an agreement that restricts such employee’s ability to engage in the Business.

Section 3.9                                      Taxes.

(a)                                  Credence and each of its Subsidiaries has filed all Tax Returns for or related to the Purchased Assets required to have been filed by them prior to the Closing Date and have paid all Taxes shown as payable on such Tax Returns.  Each Hypervision Company has filed all Tax Returns required to have been filed by them prior to the Closing Date and have paid all Taxes shown as payable on such Tax Returns;

(b)                                 there are no pending, current or threatened claims, actions, suits, proceedings or investigations for the assessment or collection of Taxes with respect to either Hypervision Company or the Purchased Assets;

(c)                                  there are no liens for Taxes against the assets of either Hypervision Company assets or the Purchased Assets, other than Taxes not yet due or payable;

(d)                                 Neither Hypervision Company has waived any statute of limitations in respect of Taxes or entered into any agreement extending the period for assessment or collection of any Taxes nor is it a party to any Tax allocation, indemnity or sharing agreement;

(e)                                  all Tax Returns of the Hypervision Companies for Tax periods ending on or after December 31, 2003 have been made available to Newco;

(f)                                    Neither Hypervision Company is or was a United States real property holding corporation within the meaning of §897(c)(2) of the Code during the period specified in §897(c)(1)(A)(ii) of the Code;

(g)                                 each of Credence and its Subsidiaries has complied in all respects with all applicable legal requirements relating to the payment and withholding of Taxes from employees and other persons;

(h)                                 none of Credence or any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the three (3)-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement;

(i)                                     neither Credence nor any of its Subsidiaries has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Credence and its Subsidiaries.  Neither Credence nor any of its Subsidiaries has ever been a member of a group of corporations (other than the consolidated group of which Credence was the common parent corporation) with which it has filed (or been required to file) group, consolidated, combined or unitary Returns;

(j)                                     no written claim has been made by a Tax authority in a jurisdiction where either Hypervision Company does not file Tax Returns that such Hypervision Company is or may be subject to taxation by that jurisdiction;

(k)                                  Neither Hypervision Company will be required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by it and the Internal Revenue Service has not proposed an adjustment or change in accounting method.  Neither Hypervision nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date.

Section 3.10                                Intellectual Property.

(a)                                  Generally.  Section 3.10(a) of the Credence Disclosure Schedule sets forth, for each of the following items of Intellectual Property (collectively, the “Scheduled Credence IP”) all (i) Patents (as defined below) included in the Assigned IP, identifying for each (A) the patent number and issue date (if issued) or application number and filing date (if not issued), (B) its title, (C) the named inventors and (D) the owner of record and whether it is owned exclusively by Credence (such Patents that are so owned, in whole or in part, by Credence being referred to as the “Credence Patents”); (ii) registered Trademarks (as defined below), pending applications for registration of Trademarks and material unregistered Trademarks included in the Assigned IP, identifying for each (A) its registration (as applicable) and application numbers, (B) the owner of record and whether it is owned exclusively by Credence, (C) its current status and (D) if registered or if an application for registration has been filed, the class(es) of goods or services to which it relates (such Trademarks that are so owned, in whole or in part, by Credence being referred to as the “Credence Trademarks”); and (iii) registered Copyrights (as defined below) included in the Assigned IP, indicating for each (A) the applicable jurisdiction, (B) registration number (or application number), (C) the date issued (or filed) and (D) the owner of record and whether it is owned exclusively by Credence (such Copyrights that are so owned, in whole or in part, by Credence being referred to as the “Credence Registered Copyrights”) and (iv) internet domain names included in the Assigned IP.  For purposes of this Agreement, “Intellectual Property” means all rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (A) trademarks and service marks (whether registered or unregistered), trade names, internet domain names, logos, designs and general intangibles of like nature and all goodwill associated therewith (collectively, “Trademarks”); (B) patents and patent applications, including any continuation, continuation-in-part, divisional, reissue, renewal, provisional patent applications, and any patents issuing therefrom, and rights in respect of utility models and industrial designs (collectively, “Patents”); (C) works of authorship and all copyrights therein, mask work rights and rights in databases and data collections (including any registrations and applications therefor and whether registered or unregistered) (collectively, “Copyrights”); (D) trade secrets and other confidential information, know-how, technical data, technology, research and development information, product roadmaps, board layouts, bills of materials, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data, information or documentation, in each case to the extent that any of the foregoing derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (all of the foregoing in clause (D) collectively, “Trade Secrets”.  For purposes of this Section 3.10, “Assigned IP” shall include any Intellectual Property owned by either Hypervision Company.

(b)                                 Patents.

(i)                                     All Credence Patents are in compliance with all legal requirements (including payment of filing, examination, and maintenance fees) other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise affect the enforceability of the Credence Patent in question, and Credence has not taken any action or failed to take any action (including an intentional failure to disclose material prior art pertaining to any Credence Patent of which Credence has become aware), or used or enforced (or failed to use or enforce) any Credence Patent in a manner that would result in the abandonment or unenforceability of such Credence Patent.

(ii)                                  No Credence Patent or, to the knowledge of Credence, any Patent that is exclusively licensed to Credence in connection with the Business (an “Exclusively Licensed Patent”) has been or is now involved in any litigation, administrative proceeding, interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or with any non-U.S. Governmental Entity which serves as the patent authority of such non-U.S. jurisdiction.  To Credence’s knowledge, no such action has been threatened.  To the knowledge of Credence, there is no patent of another person that may be used to provoke in the U.S. Patent and Trademark Office an interference with any Credence Patent or Exclusively Licensed Patent.

(iii)                               Credence has taken reasonable steps to protect its rights in the Credence Patents and patentable inventions in accordance with standard industry practice.  Credence has not received any notice or claim challenging or questioning the validity or enforceability of any Credence Patents or Exclusively Licensed Patent or indicating an intention on the part of any person to bring a claim that any of the Credence Patents or Exclusively Licensed Patents are invalid or unenforceable or have been misused, and there is no relevant prior art pertaining to any Credence Patents of which Credence has become aware that was intentionally withheld during the prosecution of the patent application(s) therefor (or which has been highlighted by any European patent office), but which if such prior art had been disclosed may affect or may have affected the prosecution thereof or the scope of the patent claims ultimately that may be granted or that are granted in respect thereof.

(iv)                              There is no agreement, decree, arbitral award or other provision which obligates Credence to grant licenses or ownership interests in future patents, inventions or developments.

(v)                                 To Credence’s knowledge, the inventions disclosed in any of the Credence Patents, the Exclusively Licensed Patents and any Products may be practiced without infringing any patents owned or controlled by any other person.

(vi)                              Credence has not granted to any person any right, license or permission to practice any of the inventions claimed in any of the Credence Patents or Exclusively Licensed Patents other than pursuant to any license agreement disclosed in Section 3.10(f)(ii) of the Credence Disclosure Schedule.

(vii)                           Credence has not terminated, or received any notice of default or termination or threat of termination for or with respect to, any agreement under which any patents owned or controlled by another person are licensed to Credence in connection with the Business and Credence has not taken any action that could cause the termination of or the default under any such agreement.

(c)                                  Copyrights.

(i)                                     Credence has not received any notice or claim (whether written or oral) challenging or questioning the validity or enforceability of any of the Credence Registered Copyrights and any other Copyrights used by Credence in connection with the Business other than those as to which the rights being exercised by Credence have been licensed from another person (collectively, “Credence Owned Copyrights”) or indicating an intention on the part of any person to bring a claim that any Credence Owned Copyright is invalid, is unenforceable or has been misused and no Credence Owned Copyright otherwise has been challenged or threatened in any way.

(ii)                                  Credence has not taken any action or failed to take any action (including a failure to disclose required information to the United States Copyright Office or to any non-U.S. Governmental Entity that serves as the Copyright authority of such non-U.S. jurisdiction in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of the Credence Owned Copyrights, in each case in a manner that would result in the unenforceability of any of the Credence Owned Copyrights.

(iii)                               Credence has taken all reasonable steps to protect Credence’s rights in and to the Credence Owned Copyrights.

(iv)                              Credence has not granted to any person any right, license or permission to exercise any rights under any of the Credence Owned Copyrights other than (A) non-exclusive licenses of Products granted in the ordinary course of business to customers or (B) pursuant to any license agreement set forth in Section 3.10(f)(ii) of the Credence Disclosure Schedule.

(d)                                 Trade Secrets.  Credence enforces a policy of requiring each employee, consultant and contractor to execute industry standard proprietary information,

confidentiality and assignment agreements in substantially the forms made available to Newco for review, and each former and current employee, consultant, and contractor of Credence and its Subsidiaries has executed such an agreement without taking any material exceptions to assignment to Credence of any Intellectual Property.  Except under reasonably protective, written confidentiality obligations, there has been no disclosure by Credence of material confidential information or any Credence Trade Secrets.

(e)                                  Ownership.  Credence owns exclusively all right, title and interest in and to all of the Assigned IP, free and clear of any and all Liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (but subject to licenses granted by Credence to another person in the ordinary course of business), and Credence has not received any notice or claim challenging Credence’s ownership of any such Assigned IP or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the knowledge of Credence is there a reasonable basis for any claim that Credence does not so exclusively own any of such Intellectual Property.  Credence has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use any Intellectual Property that is or was Assigned IP, to any other person or (ii) permitted Credence’s rights in such Assigned IP to enter into the public domain.  No government funding, facilities or resources (including personnel) of a university or other educational institution or research center or funding from third parties was used in the development of any Assigned IP or Products, and no Governmental Entity, university or other educational institution or research center has any claim or right in or to the Assigned IP or Products.

(f)                                    License Agreements.  Section 3.10(f)(i) of the Credence Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to Credence any right to use or practice any rights under any Intellectual Property in connection with the Business other than non-exclusive end user licenses of Software that are generally commercially available on reasonable terms to any person for a one-time license fee of no more than Ten Thousand Dollars ($10,000) and are not otherwise material to the Business (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto and the amount of any future royalty or license fee payable thereunder.  Section 3.10(f)(ii) of the Credence Disclosure Schedule sets forth a complete and accurate list of all license agreements under which Credence licenses software or grants other rights to use or practice any rights under any Assigned IP or Products, excluding non-exclusive licenses with end user customers that in the twelve-month period prior to the date hereof have purchased or licensed Products in the ordinary course of the Business for which the total amounts paid or payable to Credence did not or do not exceed Twenty Thousand Dollars ($20,000) and otherwise are not material to the Business (collectively, the “Outbound License Agreements”), indicating for each the title and the parties thereto and whether any exclusive rights are granted thereunder by Credence.  The rights licensed under each Inbound License Agreement that is an Assumed Contract shall, subject to the satisfaction of the assignment consent obligations listed in Section 3.3 of the Credence Disclosure Schedule, be exercisable by Newco on and immediately after the Closing to the same extent as by Credence immediately prior to the Closing.  To Credence’s knowledge, no loss or expiration of any Intellectual Property licensed to Credence under any Inbound License Agreement that is an Assumed Contract is pending or reasonably foreseeable or threatened.  No licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by Credence to the Intellectual Property licensed thereunder.  There is no outstanding or, to Credence’s knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement or the Intellectual Property licensed thereunder.  Credence has not made any submission or suggestion to and is not subject to any agreement with a standards body or multi-party standards agreement that would obligate Credence to grant licenses to or otherwise impair its control of its Intellectual Property.

(g)                                 No Infringement by Credence.  The development, manufacture, importation, sale and support of the Products, the provision of any services provided by Credence in connection with the Business, the technology or materials manufactured, used, sold, offered for sale, imported, distributed or other commercial exploitation of any technology or materials by Credence in connection with the Business and the conduct of the Business as currently conducted and as contemplated and the use of the Intellectual Property by Credence do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of any rights owned or controlled by any other person, including any Intellectual Property of any other person.

(h)                                 No Pending or Threatened Infringement Claims.  No litigation is now or, within the three (3) years prior to the date of this Agreement, was pending, and no notice or claim has been received by Credence, alleging that Credence has engaged in any activity or conduct (including contemplated activity or conduct) in connection with the Business that infringes upon, violates, dilutes or constitutes the unauthorized use of the Intellectual Property rights of any person, including any contamination claims or misappropriation of trade secrets claims, nor is there a reasonable basis for any such claim.  For the purposes of this paragraph, the term “contamination” means any use of third-party materials or Intellectual Property without an express license to do so from the owner or licensor of such third-party materials.  To the knowledge of Credence, no person is infringing, misappropriating or otherwise violating any Assigned IP.

(i)                                     Software.  All Software used by Credence in connection with the Business that was not licensed from another person pursuant to a written license agreement or commercially acquired in a transaction in which the vendor provided a clickwrap or shrinkwrap license agreement and/or per copy authorization under applicable copyright law (collectively, the “Credence Software”) was either (i) developed within the scope of their employment by employees of Credence who have assigned (and have provided waivers of any applicable moral rights) to Credence all rights thereto; (ii) developed by independent contractors who have exclusively assigned all of their rights (and have provided waivers of any applicable moral rights) to Credence pursuant to written agreements; or (iii) otherwise acquired by Credence from another person pursuant to a written agreement in which such person has expressly and exclusively assigned all of its rights thereto to Credence.  The Credence Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than Credence, except for headers and dynamically linked libraries or development environments obtained by Credence or from other persons who make such headers, libraries or development environments available under a license permitting Credence to carry on the current and, to Credence’s knowledge, contemplated Business.  For purposes of this Agreement, “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, heuristics models and methodologies, whether in source code or object code, (ii) testing, validation, verification and quality assurance materials, (iii) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (v) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, (vi) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing, and (vii) all documentation, including user manuals, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.  Credence has not used and does not currently use in connection with the Business or any Product any “freeware” or software obtained pursuant to any open source, community source, copyleft or similar license arrangement.  The current conduct of the Business does not, and the conduct of the Business as proposed will not, result in any obligation to publish, disclose or otherwise make available any Software source code for its (or any of its licensors’, as applicable) proprietary Software or Products.

(j)                                     Performance of Existing Products.  Credence’s existing and currently manufactured, supported and marketed Products are listed and described in Section 3.10(j) of the Credence Disclosure Schedule and, to the knowledge of Credence, perform in accordance with the functions described in any specifications or end user documentation, press releases, or other information provided by or at the request of Credence to customers or potential customers of Credence on which such customers or potential customers relied or reasonably could be expected to rely upon when licensing or otherwise acquiring such Products.  Credence is not aware of any bugs or defects in existing and currently manufactured, supported and marketed Products that could reasonably be expected to have a material adverse effect on the Business as conducted and as proposed to be conducted.

(k)                                  Software Supplier Relationships.  Section 3.10(k) of the Credence Disclosure Schedule sets forth a complete and correct description of each and every Contract related to third party Software that is or may be incorporated into or used in the design, manufacturing or production of the Products (“Software Supply Contracts”).  There are no delinquent fees, penalties, price uplifts, shortfall payments, bill backs or other amounts outstanding under such Software Supply Contracts.  Credence has not received any written or oral notice from the other party to any Software Supply Contract, or from any other supplier to Credence, to the effect that such party will not accept purchase orders from Credence on such terms, conditions and quantities consistent with past practices.

Section 3.11                                Real Property; Tangible Personal Property.

(a)                                  Section 3.11(a) of the Credence Disclosure Schedule sets forth a list of the lease agreements relating to all real property currently leased by Credence and used in the Business, the name of the lessor and the date of the lease and each modification, amendment or supplement thereto (the “Real Property Leases”).  All rent and other sums and charges payable by Credence as tenant under the Real Property Leases are current.  Credence has delivered to Newco complete and correct copies of such leases, including all modifications, amendments and supplements thereto.

(b)                                 Section 3.11(b) of the Credence Disclosure Schedule sets forth a true, correct and complete list of all Equipment and all other tangible personal properties owned by Credence that are used or useful for or in the Business (collectively, the “Owned Tangible Personal Property”).  All such Owned Tangible Personal Property are Purchased Assets.  Credence has good and marketable title to all Owned Tangible Personal Property, free and clear of any Liens of any kind or nature whatsoever.

(c)                                  Section 3.11(c) of the Credence Disclosure Schedule hereto sets forth a true, correct and complete list and summary description of the lease agreements relating to all Equipment and all other tangible personal properties leased by Credence that are Purchased Assets (the “Personal Property Leases”, and such tangible personal properties, together with the Owned Tangible Personal Property, the “Tangible Personal Property”), together with a brief description of the property leased.  Credence has delivered to Newco complete and correct copies of each Personal Property Lease, together with any modifications, amendments and supplements thereto.  Each Personal Property Lease is in full force and effect and all payments due to date pursuant to any such lease have been paid.  Neither Credence nor, to the knowledge of Credence, any other party is in default under any Personal Property Lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by Credence or, to the knowledge of Credence, any other party under any such Personal Property Lease.  There are no disputes or disagreements between Credence and any other party with respect to any Personal Property Lease.

Section 3.12                                Product Warranties.  Section 3.12(a) of the Credence Disclosure Schedule sets forth correct and complete copies of all warranties and guaranties, and complete written descriptions of any oral warranties or guaranties, given by Credence or any of its Subsidiaries currently in effect with respect to its Products.  There have not been any deviations from or modification to such warranties and guaranties, and none of Credence or any of its salesmen, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties.  Credence is not under notice of or subject to, or, to the knowledge of Credence, is there any reasonable basis for, any outstanding warranty claims related to Products that could reasonably be expected to have a material adverse effect on the Business as conducted and as proposed to be conducted.  Section 3.12(b) of the Credence Disclosure Schedule lists all express warranties from third parties to Credence that are Purchased Assets.

Section 3.13                                Material Contracts.

(a)                                  Section 3.13(a) of Credence Disclosure Schedule sets forth a list of all of the following Contracts relating to the Business or any of the Purchased Assets to which Credence or either Hypervision Company is a party or is otherwise bound (each a “Material Contract” and collectively the “Material Contracts”): (i) each Contract that requires payment by or to Credence in respect of any Purchased Asset or the Business or by or to either Hypervision Company of more than Five Thousand Dollars ($5,000); (ii) all Contracts in respect of any Purchased Asset or the Business relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset); (iii) contracts that purport to limit, curtail or restrict the ability of Credence or either Hypervision Company to operate the Business or use or enforce the Assigned IP in any way; (iv)

Contracts granting a right of first refusal or first negotiation or “most favored” pricing or other terms or any Contract granting any exclusive rights or licenses with respect to the Purchased Assets or the Business; (v) licensing or distribution Contracts; (vi) partnership, joint venture or other similar Contracts or arrangements, directly affecting any Purchased Asset or the Business; (vii) all joint development or professional services Contracts; (viii) any Contract that expires or may be renewed at the option of any person other than Credence or any of its Subsidiaries so as to expire more than one year after the date of this Agreement; (ix) any Contract with any person with whom Credence or any of its Subsidiaries does not deal at arm’s length and all Contracts with any Affiliates of Credence; and (viii) all other Contracts that are material to the Business or any Purchased Asset or to either Hypervision Company.

(b)                                 Credence has delivered correct and complete copies of the Material Contracts to Newco, including all modifications, amendments and supplements thereto.  Each of the Material Contracts constitutes the valid and legally binding obligation of Credence, enforceable in accordance with its terms, and is in full force and effect, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to creditors’ rights generally or to general principles of equity.  There is no material default under any Material Contract either by Credence or any of its Subsidiaries or, to Credence’s knowledge, by any other party thereto, and no event has occurred that with the giving of notice, the lapse of time, or both would constitute a material default thereunder by Credence or any of its Subsidiaries or, to Credence’s knowledge, any other party.

(c)                                  No party to any Material Contract has given notice to Credence or any of its Subsidiaries or made a claim against Credence or any of its Subsidiaries in respect of any breach or default thereunder.

(d)                                 The Assumed Contracts do not allow or provide for any rights of return or similar rights to any third party.

Section 3.14                                Title to and Sufficiency of the Purchased Assets.

(a)                                  Credence has, and following the Closing Newco will have, good, valid and marketable title to, or valid leasehold, license or sublicense interests in, all of the Purchased Assets, free and clear of all Liens.  Credence has all rights, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Newco in accordance with this Agreement.  All of the assets used for or in the Business by Credence or any of its Subsidiaries are owned, leased or licensed by Credence or Hypervision.

(b)                                 The Purchased Assets constitute all of the rights, properties and assets (including Intellectual Property and Contracts) of every kind, character and description, wherever located and whether tangible or intangible, real or personal, or fixed or contingent, that are used for or in or necessary for the design, manufacture, import, sale and support of the Products, in past and current versions that have been shipped to customers (even in prototype) and in versions currently contemplated by Credence and to carry on the Business as currently conducted.  The Purchased Assets constitute all of the rights, properties and assets (including Intellectual Property and Contracts) of every kind, character and description, wherever located and whether tangible or intangible, real or personal, or fixed or contingent, that are used for or in or necessary for the operation of the Business (other than the design, manufacture, import, sale and support of the Products addressed in the foregoing sentence) as currently conducted or as currently contemplated to be conducted by Credence, except with respect to aspects of the Business currently contemplated but not sufficiently developed to require licenses to any third party materials that may eventually be necessary and for which Credence and its Subsidiaries have not actually obtained licenses, provided that such licenses that to the knowledge of Credence are likely to be so required are set forth in Section 3.14 of the Credence Disclosure Schedule.  All of the Purchased Assets are in good operating condition and repair, subject to ordinary wear and maintenance, are usable in the regular and ordinary course of the Business and conform in all material respects to all Applicable Laws and Credence Permits relating to their construction, use and operation.  There is no existing agreement with, option or right of, or commitment to any person to acquire or dispose of any of the Purchased Assets or any interest therein, other than Contracts entered into in the ordinary course of the Business consistent with past practices for the sale of Inventory.  Schedule 2.1(g) includes all open purchase orders issued by customers or distributors as of the date hereof (i.e. that have not been fulfilled and therefore become accounts receivable of Credence) relating to Products or the Business.

Section 3.15                                Financial Statements.  Credence has delivered to Newco financial statements of the Business for the fiscal year ended November 3, 2007.  Such financial statements fairly represent the financial condition, results of operations and cash flows of the Business for the period, and all assumptions and judgments (including allocation of overhead) made by Credence in preparation of such financial statements are reasonable and were made in good faith and with the intention of reflecting the Business as if it were a stand-alone business.

Section 3.16                                Certain Interests.  No Affiliate, officer, director or employee of Credence or officer, director or employee of any Affiliate of Credence has any material interest in any of the Purchased Assets, the Assumed Liabilities or the Business.  Credence has not made any loan, advance or capital contribution to, or investment in, any person that competes with the Business.

Section 3.17                                Customers and Suppliers.  No customer which individually accounted for more than five percent (5%) of the revenues of the Business for Credence’s fiscal year ended October 31, 2007, and no material supplier or distributor of Credence or any of its Subsidiaries relating to the Business, has cancelled or otherwise terminated, or made any written threat to Credence or any of its Subsidiaries to cancel or otherwise terminate its relationship with Credence or any of its Subsidiaries, or has at any time on or after January 1, 2007 decreased materially its services or supplies to Credence and its Subsidiaries in the case of any such supplier or distributor, or its usage of the services or products of Credence or any of its Subsidiaries in the case of such customer, in each case relating to the Business.  To Credence’s knowledge, no such supplier, distributor or customer intends to cancel or otherwise terminate its relationship with Credence or any of its Subsidiaries or to decrease materially its services or supplies to Credence or any of its Subsidiaries or its usage of the services or products of Credence or any of its Subsidiaries, as the case may be and in each such case relating to the Business.

Section 3.18                                Hypervision Companies.  The outstanding capital stock of Hypervision consists of 100 shares of common stock (the “Hypervision Shares”), all of which is owned by Credence and all of which constitute Purchased Assets hereunder.  Other than the Hypervision Shares, there are no outstanding securities of Hypervision, including any options, warrants or other rights to acquire any securities of Hypervision.  Neither Hypervision Company has any Liabilities, and neither Hypervision Company is a party to any Contracts.  Other than assets that would constitute Purchased Assets if owned by Credence, Hypervision does not own any assets.  Hypervision Taiwan does not own any assets.  Neither Hypervision Company has any employees.  The officers and directors of Hypervision are listed in Section 3.18 of the Credence Disclosure Schedule.  Hypervision is duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to own, lease and operate its properties.  Hypervision has no Subsidiaries.

Section 3.19                                Representations Complete; Disclosure.  None of the representations or warranties made by Credence in this Agreement, and none of the statements made in any Schedules or certificates required to be furnished by Credence pursuant to this Agreement, contains, or will contain at the Closing Date, any untrue statement of a material fact, nor omits, nor will it omit at the Closing Date, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. Credence has provided Newco with all information requested by Newco in connection with its decision to enter into this Agreement, including all information Credence believes is reasonably necessary for Newco to make such decision.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco hereby represents and warrants to Credence as follows:

Section 4.1                                      Organization.  Newco is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2                                      Authority Relative to Agreements.  Newco has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate action of Newco necessary to authorize this Agreement and each other Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and when executed at Closing each other Transaction Document to which Newco is a party will be, duly and validly executed and delivered by Newco, and constitute, assuming the due authorization, execution and delivery hereof and thereof by Credence, valid, legal and binding agreements of Newco, enforceable against Newco in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 4.3                                      Consents and Approvals; No Violations.  No filing with or notice to, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Newco of this Agreement or any other Transaction Document to which it is a party or the consummation by Newco of the transactions contemplated by this Agreement and such other Transaction Documents.  Neither the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party by Newco nor the consummation by Newco of any of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Newco, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Newco is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Newco or any of its properties or assets.

Section 4.4                                      Capital.  Prior to the Closing, Newco shall have received equity investments or loans in an aggregate amount of no less than $1,000,000.

ARTICLE 5

COVENANTS OF ALL PARTIES

Section 5.1                                      Operation of Business Prior to Closing.

(a)                                  Between the date hereof and the Closing Date or the earlier termination of this Agreement, Credence will operate the Business with the intention that all goodwill of the Business shall be unimpaired at the Closing Date.  Credence shall (i) notify Newco of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, relating to Credence, the Business, the Purchased Assets or any other person that results in, or could reasonably be expected to result in, a Material Adverse Effect on the Business, (ii) notify Newco of the commencement of any action, suit, claim, investigation or other like proceeding by or against Credence or any of its Subsidiaries relating to the Business or any Purchased Asset, and (iii) pay accounts payable and pursue collection of its accounts receivable in the ordinary course of the Business, consistent with past practices.

(b)                                 Without limiting the generality or effect of the provisions of Section 5.1(a), during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, except as expressly provided for in this Agreement, Credence shall not, and shall cause each of its Subsidiaries not to, do, cause or permit any of the following without the prior written consent of Newco:

(i)                                     Contracts.  Enter into any Contract that in any way relates to, concerns or affects the Purchased Assets or the Business;

(ii)                                  Employees, Consultants and Independent Contractors.  Hire any additional employees, consultants or independent contractors to be engaged in the Business or enter into, or extend the term of or amend, any employment or consulting agreement or offer letter with any person engaged in the Business;

(iii)                               Exclusive Rights.  Enter into or amend any Contract that is or would be a Material Contract;

(iv)                              Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets, except the sale of Inventory in the ordinary course of the Business consistent with past practice;

(v)                                 Leases.  Enter into any lease of equipment or property in connection with the operation of the Business;

(vi)                              Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements related to the Business;

(vii)                           Insurance.  Reduce the amount of any insurance coverage on any of the Purchased Assets;

(viii)                        Termination or Waiver.  Terminate or waive any right of substantial value constituting Purchased Assets;

(ix)                                Pay Increases.  Pay any special bonus or special remuneration to any Designated Employee or increase the salaries or wage rates or benefits of any Designated Employee;

(x)                                   Severance Arrangements.  Grant any severance or termination pay to any Designated Employee, except in either case payments made pursuant to written agreements outstanding on the date of this Agreement;

(xi)                                Lawsuits.  Commence or settle any lawsuit related to the Business or any Purchased Asset;

(xii)                             Taxes.  Make, revoke or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file or amend any material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in any case relating to the Business or any Purchased Asset;

(xiii)                          Revaluation.  Revalue any of the Purchased Assets, including without limitation writing down the value of Inventory other than as required by GAAP; or

(xiv)                         Other.  Take or agree to take any of the actions described in Section 5.1(b)(i) through (xiii) above, or any action which would make any of Credence’s representations or warranties contained in this Agreement untrue or incorrect or prevent Credence from performing or cause Credence not to perform any of its covenants hereunder.

Section 5.2                                      No Solicitation or Negotiation.

(a)                                  Until the earlier of (A) the Closing or (B) the valid termination of this Agreement (the “Exclusivity Period”), neither Credence nor any of its Affiliates shall (nor will they permit, as applicable, any of their officers, directors, members, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Newco and its designees: (i) solicit, initiate, participate in or encourage any negotiations or discussions with respect to any offer or proposal to acquire the Business, the Purchased Assets or any portion of the Business (a “Competing Transaction”), or effect any Competing Transaction, (ii) disclose any information not customarily disclosed to any person concerning Credence or any of its Subsidiaries, the Purchased Assets or the Business or afford to any person or entity access to its properties, books or records, other than in the ordinary course of their business, (iii) assist or cooperate with any person to make any proposal regarding a Competing Transaction, or (iv) enter into any agreement for a Competing Transaction or consummate a Competing Transaction with any person.

(b)                                 In the event that Credence or any of its Affiliates shall receive any offer or proposal, directly or indirectly, with respect to a Competing Transaction, or any request for disclosure or access pursuant to clause (ii) above, Credence or such Affiliate shall immediately inform Newco as to the existence of any such offer or proposal (including any offers or proposals relating to a financing of Credence) and will cooperate with Newco by furnishing any information it may reasonably request, including, but not limited to, the name of the party making such offer or proposal, all written documentation relating to such offer or proposal and a summary of the principal terms of any such offer or proposal that is not made in writing.

Section 5.3                                      Bulk Sales.  Prior to the Closing, Credence shall take all necessary action to comply with all applicable bulk sales laws, including but not limited to the timely publication, recordation, mailing an delivery of any and all statements, notices and other documents required by all applicable bulk sales laws.

Section 5.4                                      Access to Information.  Between the date hereof and the earlier of the Closing Date and the valid termination of this Agreement, Credence shall give Newco and its authorized representatives (including its attorneys and accountants) reasonable access to all employees, plants, offices, warehouses and other facilities and to (and where requested by Newco, provide copies of) all Books and Records, Contracts and all personnel files of the Designated Employees, and will furnish Newco with such financial and operating data and other information with respect to the Business and Purchased Assets as Newco may from time to time request.  Credence and Newco intend that, to the extent the attorney work product privilege, attorney-client privilege or, without limitation, any other privilege or privileges applies or may apply to any confidential information, including confidential information obtained pursuant to the immediately preceding sentence or obtained in this Agreement or the Credence Disclosure Schedule, disclosure of such confidential information will not result in a loss of the privilege(s) in question.

Section 5.5                                      Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement and each of the other Transaction Documents, including using all reasonable efforts to: (a) prepare and file any filings or notifications that must be made with any Governmental Entities; (b) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Newco or Credence for the consummation of the transactions contemplated by this Agreement; (c) contest any legal proceeding relating to the transactions contemplated hereby; and (d) execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

Section 5.6                                      Confidentiality.

Each of the parties hereto will hold, and will cause its consultants and advisors to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement and each of the other Transaction Documents; provided that the parties agree that the terms and conditions of this Agreement will not be disclosed without the prior written consent of the other party; and provided further that after the Closing, Newco shall have no obligation to Credence to keep confidential any information contained in, consisting of or relating to the Purchased Assets or the Business.  In the event that any party hereto receives a request to disclose all or any part of any confidential information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Entity, such party agrees to (a) immediately notify the party to whom such confidential information relates of the existence, terms and circumstances surrounding such request, (b) consult with such party to whom the information relates on the advisability of taking legally available steps to resist or narrow such request; and (c) if disclosure of such information is required, furnish only that portion of the confidential information that, in the opinion of counsel to the party who has received the request, such party is legally compelled to disclose and advise the party to whom such confidential information relates as far in advance of such disclosure as possible so that such party to whom the confidential information relates may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information.  In any event, the party who receives the request shall not oppose actions by the party to whom the confidential information relates to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information.

Section 5.7                                      Public Announcements.  Neither Credence, Newco nor any of their respective Affiliates shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement or any of the other Transaction Documents without the prior consent of Newco (in the case of Credence) or Credence (in the case of Newco), except as may be required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, The NASDAQ Stock Market.  The parties agree to announce this Agreement to Credence’s employees, customers, vendors and strategic partners at such times and in such forms as is mutually agreed upon by all parties to this Agreement.  After the Closing, nothing in this Agreement shall prevent Newco from publicly advertising its business (including the Business) and its products and services (including the Products) or from otherwise communicating the terms and conditions of this Agreement and the transactions contemplated hereby (i) to a potential aquiror of Newco or the Business from Newco or (ii) as may be required or appropriate in connection with a public offering of securities by Newco.

Section 5.8                                      Fees and Expenses.  All out-of-pocket fees and expenses incurred in connection with the transactions contemplated hereby and the other Transaction Documents and the transactions contemplated thereby, including all legal, accounting, financial advisory, consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

Section 5.9                                      Notification of Certain Matters; Acceleration.  Credence shall give prompt notice to Newco, and Newco shall give prompt notice to Credence, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by it to be untrue or inaccurate, and (b) any failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.  Newco shall provide prompt notice to Credence upon the occurrence of any of the following events occurring prior to the end of the Earn-out Period: (i) the intention of Newco to discontinue the provision of services or maintenance to any customer, or the discontinuance of support for any Product Line, (ii) the execution of an agreement with a third party for a Sale or a Product Line Sale, (iii) Newco at any time becomes insolvent or goes into liquidation or receivership or is admitted to the benefits of any procedure for the settlement or postponement of debts, or is declared bankrupt; or (iv) becomes party to dissolution proceedings.  Upon the occurrence of items (iii) or (iv) prior to the end of the Earn-out Period, the remaining unpaid amount of the Purchase Price (calculated as if a Sale had occurred provided that the payment of the Earn-out Consideration, if any, shall be first calculated as if a Sale had occurred but shall then be pro rated based on the actual amount of Revenues of Newco between the Closing Date and such event) shall be accelerated per the terms contained in Section 2.6(g), and shall become immediately due and payable.

Section 5.10                                Tax Matters.

(a)                                  Cooperation.  From and after the Closing Date, the parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Hypervision Companies as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim or proceeding relating to any Tax Return.  The parties hereto shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Purchased Assets or either Hypervision Company, and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.10(a).

(b)                                 Allocation of Taxes.  All personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Credence and Newco as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  Credence shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Newco shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.  Within a reasonable period after the Closing, Credence and Newco shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.10(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.  Thereafter, Credence shall notify Newco upon receipt of any bill for personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Newco who shall pay the same to the appropriate taxing authority, provided that if such bill covers any part of the Pre-Closing Tax Period, Credence shall also remit prior to the due date of assessment to Newco payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period.  In the event that either Credence or Newco shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.10(b), the other party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section 5.10(b) and not made when due shall bear interest at the rate of ten percent (10%) per annum.

(c)                                  Sales and Use Taxes.  Any Transfer Taxes shall be determined at Closing based on the allocation described in Section 5.10(f) and shall be paid by Newco.  To the extent permitted by Applicable Law and to the extent consistent with the business objectives of the transaction, Newco and Credence shall cooperate fully in minimizing the Transfer Taxes, including through the electronic transfer of Purchased Assets to the extent practicable. Credence shall have complete authority to control, settle or defend any proposed adjustment to the Transfer Taxes subject to Newco’s approval, which shall not be unreasonably withheld or delayed, and the parties shall cooperate fully with each other in the defense or settlement of any proposed adjustment to the Transfer Taxes.  At the Closing, Newco shall pay any Transfer Taxes associated with the Purchased Assets.

(d)                                 Sales Tax Certificates.  On or prior to the Closing Date, Newco will provide Credence with an appropriate resale certificate for sales tax purposes on the Inventory to be acquired by Newco from Credence under this Agreement.

(e)                                  Section 338(h)(10) Election.  At the election of Newco, Credence will join with Newco in making a timely, effective, and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to Hypvervision, Inc (collectively, the “Section 338(h)(10) Elections”) and shall file such Section 338(h)(10) Elections in accordance with applicable regulations.  Any such forms necessary to elect under Section 338(h)(10) shall be prepared by Newco and provided to Credence no less than 45 days prior to their due date.  Credence and Newco shall cooperate in all respects for the purpose of effectuating any Section 338(h)(10) Elections, including the execution and filing of any required Returns and the grant of consent to the Section 338(h)(10) Elections by Credence.  Credence shall be responsible for all income taxes imposed on Credence, Hypervision or any of their Subsidiaries as a result of making the Section 338(h)(10) Elections.

(f)                                    Allocation of Purchase Price.  The Purchase Price shall be allocated by Newco among the Purchased Assets (including the stock of Hypervision) and, if the Section 338(h)(10) Elections are made, among the assets of Hypervision in accordance with Section 1060 and Section 338, respectively, and as set forth on Exhibit I (to be delivered at Closing).  Each of the parties hereto agrees to report the transactions contemplated hereby for state and federal Tax purposes in accordance with such allocation of the Purchase Price.

(g)                                 Filing of Tax Returns.  Credence shall prepare all Tax Returns for the Hypervision Companies for all periods ending on or prior to the Closing Date which are to be filed after the Closing.  Newco will prepare all Tax Returns for the Hypervision Companies for all periods ending after the Closing Date.

(h)                                 Reimbursement of Costs.  Each party agrees to reimburse the other party’s out-of-pocket expenses incurred in complying with any request for assistance made pursuant to this Section 5.10.

Section 5.11                                Further Assurances.  From and after the Closing Date, Newco and Credence agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to secure Newco’s right, title and interest to the Purchased Assets.

Section 5.12                                Credence Employee Matters.

(a)                                  Credence shall not offer employment to, and shall accept the resignations of, any Designated Employee who accepts Newco’s offer of employment effective on the Closing Date.  Effective on the Closing Date, the Designated Employees of the Business who have accepted the Newco’s offer of employment (the “Transferred Employees”) shall cease participating in, being covered by and accruing benefits under Credence’s Compensation and Benefit Plans.

(b)                                 As soon as administratively practicable following the Closing Date, eligible Transferred Employees shall be eligible to participate in and be covered under Newco’s 401(k) plan and the welfare benefit plans sponsored by Newco unless they have been given the opportunity to elect, and have elected, to decline coverage.

(c)                                  Notwithstanding anything to the contrary, nothing in this Agreement is intended to confer upon any Credence employee, or his or her successors, assigns, heirs or legal representatives (whether or not such employee becomes an employee of Newco), any rights or remedies hereunder, including (i) any rights of employment for any specified period or under any specific terms of employment or (ii) any employee benefits, severance or other compensation.  Credence and its Subsidiaries hereby waive any and all noncompetition and nonsolicitation provisions or agreements which may otherwise apply to the employment of any employee by Newco, effective as of the date of any such hiring.

Section 5.13                                Access to Records.  At Newco’s reasonable request from time to time whether before or after the Closing, Credence shall provide Newco with access to and copies of all accounting records and Tax Returns, financial statements and work papers and letters from accountants and auditors relating to the Business and the Purchased Assets.  Credence shall be entitled to use such information as it deems necessary or appropriate in the conduct of its business, including to prepare financial statements and tax returns.

Section 5.14                                Newco Records.  Until the end of the Earn-out Period, Newco shall deliver to Credence as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter, and as soon as is practicable, but in any event within sixty (60) days after the end of each fiscal year, a report showing the Revenues earned by Newco for such period and a report showing the Service Liability Cost for such period, and such other information relating to the calculation of Revenues and Service Liability Cost for such period as Credence may reasonably request.

Section 5.15                                Ordered Inventory.  Other than the $1,000,000 of Ordered Inventory to which Newco is entitled pursuant to Section 2.1 hereof, for the period between the Closing and the three year anniversary of the Closing, if the operation of the Business by Newco requires that Newco obtain inventory that (i) is Ordered Inventory and (ii) is held by Credence at such time as Newco shall inform Credence of its need for such inventory, then Newco shall purchase from Credence and Credence shall sell to Newco such Ordered Inventory at a price equal to 60% of the price paid for such Ordered Inventory by Credence.  In connection therewith, Credence shall provide to Newco a copy of the relevant invoice of the supplier and such evidence of the amount actually paid by Credence with respect thereto as Newco shall reasonably request. Newco shall have the right to return defective Ordered Inventory for 45 days after receipt thereof by Newco.  Newco shall pay any applicable shipping or freight charges.

Section 5.16                                Failure to Pay Purchase Price.  If Newco fails to pay any amounts payable under this Agreement when such amount becomes due, Newco shall have thirty (30) days to cure such non-payment, however, all such overdue amounts shall incur a late payment charge equal to seven percent (7%) per annum until paid.  Subject to the subordination provisions of Section 2.6(e) hereof, if all such amounts remain unpaid following the thirty (30) day cure period, then Credence may declare the entire unpaid Purchase Price (other than the Earn-out Consideration or any reimbursement related to Service Liability Costs being less than $4,000,000), plus all accrued and unpaid interest, immediately due without notice. Newco further agrees to pay, in addition to any amounts, all costs incurred by Credence in collection of any amounts due hereunder, including attorneys fees, court costs, and other disbursements, including any such fees accrued on appeal and in any bankruptcy proceeding.

Section 5.17                                Hypervision Taiwan.  Credence shall reimburse Newco for any and all reasonable expenses incurred by Newco or any of its Subsidiaries (including Hypervision and Hypervision Taiwan) in connection with the termination, dissolution, winding up or other action to close down Hypervision Taiwan, including any legal fees, accounting fees, any payments to any Governmental Entity (including any filing fees, Taxes, late fees or penalties) or any other related expenses.  Credence shall pay such amounts to Newco within 10 Business Days of receiving an invoice therefore.

Section 5.18                                Newco Capital.  In addition to the $1,000,000 Newco shall have at Closing and the amounts paid to Newco from Credence, within three weeks from the Closing Newco shall have received equity investments or loans in an aggregate amount of no less than $1,600,000. Failure of Newco to strictly comply with this covenant shall constitute a material breach.  Upon such event, the Transaction, this Purchase Agreement, and all transfers contemplated herein, shall be void ab initio upon notice to Newco from Credence.  Upon receipt of such notice from Credence following such a material breach of this Section 5.18, Newco shall use reasonable care to ship all Acquired Assets to the destination provided by Credence, at Newco’s cost.  Credence reserves all other rights and remedies under this Agreement and applicable law.

ARTICLE 6

CLOSING CONDITIONS

Section 6.1                                      Conditions Precedent to Each Party’s Obligations.  The respective obligations of each party hereto to effect the Closing and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by the Transaction Documents;

(b)                                 any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with, as applicable;

(c)                                  Credence and Newco shall have executed and delivered, and caused any other parties thereto to execute and deliver, the Transaction Documents to which each is a party and any other documents or agreements necessary to consummate the transactions contemplated hereby.

Section 6.2                                      Conditions to the Obligations of Credence.  The obligation of Credence to effect the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  each of the representations and warranties of Newco contained in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

(b)                                 Newco shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(c)                                  Credence shall have received a certificate, dated as of the Closing Date, signed by a duly authorized officer of Newco certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3                                      Conditions to the Obligations of Newco.  The obligations of Newco to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  each of the representations and warranties of Credence contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Credence contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

(b)                                 Credence shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)                                  Newco shall have received a certificate, dated as of the Closing Date, signed by a duly authorized officer of Credence certifying that the conditions set forth in Sections 6.3(a), (b), (c), (e) and (h) have been satisfied;

(d)                                 any third party consents necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with as applicable, including the consent to the assignment of all Assumed Contracts and all consents and licenses necessary for Newco to operate the Business after the Closing as operated by Credence prior to the Closing;

(e)                                  there shall have been no events, changes or effects, individually or in the aggregate, with respect to the Business having, or that could reasonably be expected to have, a Material Adverse Effect on the Business or the Purchased Assets;

(f)                                    none of the employees of Credence listed on Exhibit D who are designated key employees (the “Key Employees”) shall have taken any action or given any indication or notice that such Key Employee does not intend to be employed by Newco following the Closing (including any action to terminate, rescind or revoke the offer letter such Key Employee executed with Newco), and at least 90% of the Designated Employees who are not Key Employees shall have accepted the offer of employment Newco makes to such individual, and none of such individuals or the Key Employees shall have terminated his or her employment with Credence or advised Credence of his or her intention to do so for any reason other than pursuant to offers of employment received from Newco in connection with the transactions contemplated hereby.  For purposes hereof, an individual shall only be deemed to have accepted Newco’s offer of employment if such individual executes and delivers to Newco a written instrument, in form and substance reasonably acceptable to Newco, accepting the offer of employment made to such person as approved by Newco and Newco’s standard form of proprietary information and inventions agreement, and any employment agreement or non-

competition agreement between Credence and such individual shall have terminated his or her employment with Credence effective as of the Closing Date;

(g)                                 Credence shall have delivered to Newco a certificate(s) in form and substance reasonably satisfactory to Newco, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

(h)                                 each of the directors and officers of Hypervision and Hypervision Taiwan shall have resigned from such positions effective as of the Closing, and Newco shall have been provided with evidence thereof.

ARTICLE 7

TERMINATION; AMENDMENT; WAIVER

Section 7.1                                      Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)                                  by mutual written consent of Credence and Newco;

(b)                                 by Credence or Newco if (i) any court of competent jurisdiction or other Government Entity, shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Closing Date has not occurred by February 29, 2008 (the “Final Date”); provided, however, that no party may terminate this Agreement pursuant to this Subsection (b) if such party’s failure to fulfill any of its obligations under this Agreement or a breach by such party of its representations and warranties hereunder shall have been a principal reason that the Closing Date shall not have occurred on or before said date;

(c)                                  by Credence if (i) there shall have been a breach of any representations or warranties on the part of Newco set forth in this Agreement or if any representations or warranties of Newco shall have become untrue such that the condition set forth in Section 6.2(a) would be incapable of being satisfied by the Final Date, provided that Credence has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Newco of any of its covenants or agreements hereunder or in any of the other Transaction Documents to which it is a party materially adversely affecting the ability of Newco and Credence to consummate the transactions contemplated hereby and Newco has not cured such breach within ten (10) Business Days after notice by Credence thereof, provided that Credence has not breached any of its obligations hereunder in any material respect; or

(d)                                 by Newco if (i) there shall have been a breach of any representations or warranties on the part of Credence set forth in this Agreement or any of the other Transaction Documents to which it is a party or if any representations or warranties of Credence shall have become untrue such that the condition set forth in Section 6.3(a) would be incapable of being satisfied by the Final Date, provided that Newco has not breached any of its obligations hereunder or in any of the other Transaction Documents to which it is a party in any material respect; or (ii) there shall have been a breach by Credence of one or more of its covenants or agreements and Credence has not cured such breach within ten (10) Business Days after notice by Newco thereof, provided that Newco has not breached any of its obligations hereunder in any material respect.

Section 7.2                                      Effect of Termination.  Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders other than the provisions of this Section 7.2 (Effect of Termination) and Sections 5.5 (Confidentiality) and 5.6 (Public Announcements) and Article 9 (Miscellaneous).  Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement prior to such termination, and the obligations of Credence and Newco under any confidentiality agreement relating to the transactions contemplated by this Agreement shall survive such termination.

Section 7.3                                      Amendment.  This Agreement may be amended only by an instrument in writing signed on behalf of the parties hereto.

Section 7.4                                      Extension; Waiver.  At any time prior to the Closing Date, each party hereto may, only by action taken in writing, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 8

INDEMNIFICATION

Section 8.1                                      Obligations of Credence.  Subject to Section 8.6 and 8.7, Credence shall indemnify and hold harmless Newco and its directors, officers, employees, affiliates, agents and assigns (each an “Indemnified Party”), from and against any and all Losses incurred by such Indemnified Party, directly or indirectly, as a result of, based upon or arising from:

(a)                                  any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Credence in or pursuant to this Agreement or any Transaction Document to which Credence is a party;

(b)                                 any Excluded Liability, including Pre-Closing Taxes and any third party claims or demands arising in connection with the conduct of the Business on or prior to the Closing Date, including obligations under Contracts that are not Assumed Liabilities;

(c)                                  any Liability of Hypervision or any of its Subsidiaries (including Hypervision Taiwan) existing as of the Closing or arising as a result of or related to any event, action, omission, circumstance or other cause occurring or existing prior to the Closing; and

(d)                                 fraud, intentional misrepresentation or willful breach of this Agreement or any Transaction Document by Credence.

Section 8.2                                      Certain Tax Matters.

(a)                                  Purchase Price Adjustment.  Credence and Newco agree to treat any indemnity payments under this Agreement as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax law pursuant to a determination as defined in Section 1313(a) of the Code.

(b)                                 Tax Adjustment.  If the Indemnified Party is liable for any additional Taxes as a result of the payment of amounts in respect of a Loss, the Indemnifying Parties will pay to the Indemnified Party in addition to such amounts in respect of the Loss within 10 days after being notified by the Indemnified Party of the payment of such liability (x) an amount equal to such additional Taxes (the “Tax Reimbursement Amount”) plus (y) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause (y), with the result that the Indemnified Party shall have received from the Indemnifying Parties, net of the payments of Taxes, an amount equal to the Loss.

Section 8.3                                      Procedure.

(a)                                  Notice.  Any Indemnified Party seeking indemnification with respect to any Loss shall give notice to Credence on or before any applicable expiration date specified in this Article 8.  The notice shall set forth in reasonable detail the amount of the Loss for which indemnification is being sought, a description of such Loss, and the basis for the claim.  Credence shall have 15 days to evaluate the claims in the notice.  If Credence shall not object in writing to the Indemnified Party within such 15 day period, the claims shall be allowed and Credence shall have no right to object to such claims.  If Credence shall timely object to either the amount or the validity of the claim, the Indemnified Party and Credence shall attempt in good faith to agree upon the rights of such persons with respect to the claim in the notice.  If they are unable to reach an agreement within 15 days, either Credence or the Indemnified Party may demand arbitration of the matter (unless the matter is at issue in a pending third party claim, in which case arbitration shall not be commenced until such amount is ascertained or both persons agree to arbitration), and the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnified Party and Credence.  In the event that within 10 days after submission of any dispute to arbitration, the Indemnified Party and Credence cannot mutually agree on one arbitrator, the Indemnified Party and Seller shall each select one arbitrator and the two arbitrators so selected shall select a third arbitrator.  The arbitrator(s) shall set a limited time period and establish procedures designed to reduce the cost and time for discovery.  The decision of the arbitrator or a majority of the arbitrators, as the case may be, as to the validity and amount of any claim for indemnification for Losses shall be binding and conclusive upon the Indemnified Party and Credence.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(b)                                 Defense.  If any claim or liability that may give rise to indemnification hereunder is asserted by any third party against any Indemnified Party, Credence shall upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters covered by the indemnity, but the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any Indemnifiable Claim if the Indemnified Party chooses to do so, on behalf of and for the account and risk of Credence who shall be bound by the result so obtained to the extent provided herein.  If, after a request to defend any action or proceeding, Credence neglects to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against Credence, provided however that, if Credence has not received reasonable notice of the action or proceeding against the Indemnified Party, or is not allowed to control the defense, judgment against the Indemnified Party is only presumptive evidence against Credence.  The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder.  In connection with the defense of any claim, each party shall make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

Section 8.4                                      Survival of Claims.  Any matter as to which a claim has been asserted by notice to Credence that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article 8 notwithstanding any applicable statute of limitations (which the parties hereby waive) or the limitations set forth herein until such matter is finally terminated or otherwise resolved by the parties or by an arbitrator or a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.  Other than as set forth in Section 8.7 with respect to Credence’s representations and warranties under this Agreement and the Transaction Documents, Credence’s obligation to indemnify Newco pursuant to this Article 8 shall survive the Closing indefinitely.

Section 8.5                                      Notice by Seller.  Credence shall notify Newco of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article 8 upon (i) discovery facts or circumstances constituting such liability, claim, misrepresentation, breach or other matter, or (ii) receipt of notice thereof (other than from Newco), in either case whether before or after Closing.

Section 8.6                                      Limitation.  The liability of Credence for indemnification pursuant to Section 8.1(a) shall be limited to the aggregate amount of $5,000,000, provided that no Indemnified Party shall be entitled to indemnification pursuant to Section 8.1(a) until such time as there have been Losses that are indemnifiable under Section 8.1(a) of at least $50,000, in which case the Indemnified Parties shall be entitled to indemnification for such $50,000 of Losses; provided further that Losses incurred as a result of the breach by Credence of Section 5.17 hereof shall not be subject to such $50,000 threshold.

Section 8.7                                      Survival of Representations and Warranties and Covenants.  Credence’s representations and warranties in this Agreement and any Transaction Documents to which it is a party shall survive until the two-year anniversary of the Closing Date, provided that the representations and warranties contained in Sections 3.2, 3.9, 3.10 and 3.14 shall survive until the later of (i) the two-year anniversary of the Closing Date and (ii) the expiration of the applicable statute of limitations.  Newco’s representations and warranties in this Agreement or any Transaction Document shall terminate at the Closing.  The parties’ covenants under this Agreement or any Transaction Document shall survive the Closing to the extent such covenants are to be performed after the Closing.

ARTICLE 9

MISCELLANEOUS

Section 9.1                                      Entire Agreement; Assignment.  This Agreement (including the Exhibits and Schedules hereto and the Credence Disclosure Schedule) and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof.

Section 9.2                                      Validity.  If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.  In the event of any such holding, the invalid or unenforceable provision shall be replaced with a valid and enforceable provision that as closely as possible accomplishes the objectives and results intended by the provision that had been held to be invalid or unenforceable.

Section 9.3                                      Notices.  All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith.  Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of fax, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted: if to

Newco:	DCG Systems, Inc.
27240 Natoma Road
Los Altos Hills, CA 94022
Fax: (650) 948-9502
Attention: Israel Niv

with a copy to:	O’Melveny and Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025-7019
Fax: (650) 473-2601

Attention: Warren T. Lazarow, Esq.

if to Credence to:	Credence Systems Corporation
1421 California Circle
Milpitas, CA 95035
Fax: 408-635-4985
Attention: Byron Milstead

with a copy to:	Credence Systems Corporation
5975 NW Pinefarm Place
Hillsboro, OR 97124
Telecopier: (503)
Attention: Legal Department

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.4                                      Dispute Resolution.

(a)                                  All disputes arising directly under this Agreement or the grounds for termination thereof, including whether any payments may be due under this Agreement, except as set forth in Section 2.6, shall be resolved as follows:  The senior management of both parties shall meet to attempt to resolve any such dispute.  If the dispute cannot be resolved by the senior management, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute.  Within thirty (30) days after such written notification, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation.  If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one-day mediation, either party may begin litigation proceedings

(b)                                 Notwithstanding the provisions of Section 9.4(a), each party shall have the right, without the requirement of first seeking a remedy through any dispute resolution alternative (including arbitration) that has been agreed upon, to seek preliminary injunctive or other equitable relief in any proper court in the event that such party determines that eventual redress through the dispute resolution alternative will not provide a sufficient remedy for any violation of this Agreement by the other party.

(c)                                  In no event shall disputes under any employment arrangement or the offers of employment made by Newco to any Designated Employee be governed by this Section 9.4.

Section 9.5                                      Governing Law.  This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California without regard to the conflict of law principles thereof.

Section 9.6                                      Venue; Waiver of Jury Trial.

(a)                                  The parties hereby agree that any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any of the documents referred to in this Agreement may be brought or maintained in any court of proper jurisdiction.

(b)                                 The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of proper jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

Section 9.7                                      Descriptive Headings; Article and Schedule References.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  All references in this Agreement to Articles, Sections, Subsections, Clauses, Exhibits and Schedules are references to Articles, Sections, Subsections, Clauses, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified.

Section 9.8                                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.9                                      Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  Signatures delivered by facsimile transmission or other electronic means shall be deemed original signatures for all purposes.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DCG SYSTEMS, INC.

By:	/s/ Israel Niv
Name: Israel Niv
Title: President and Chief Executive Officer

CREDENCE SYSTEMS CORPORATION

By:	/s/ Lavi Lev
Name: Lavi Lev
Title: President and Chief Executive Officer

[Signature Page to Purchase Agreement]